Exhibit 2.1

DATED 29 November 2016

SUNNINGDALE CORPORATION LIMITED (1)

IRENE ACQUISITION COMPANY B.V. (2)

and

CHEROKEE INC. (3)

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued and outstanding share capital of Hi-Tec Sports International Holdings B.V.

A limited Liability Partnership

CityPoint, One Ropemaker Street | London EC2Y 9AW
Tel: +44 20 7920 4000 | Fax: +44 20 7496 850

TABLE OF CONTENTS

1.	Interpretation	1
2.	Sale of Shares	14
3.	Purchase Price and Payment	14
4.	Estimated Price	16
5.	Post-Completion Price Adjustment	16
6.	Conduct of Business pending Completion	17
7.	Completion	17
8.	Restriction of the Seller	22
9.	Warranties	25
10.	Indemnity	27
11.	Limitation of Seller’s Liability	28
12.	Guarantee	28
13.	Confidentiality	29
14.	Announcements	30
15.	Notary	31
16.	Provisions relating to this Agreement	31
17.	Law and Jurisdiction	35
Schedule 1 : Particulars of the Group		37
Schedule 2 : Particulars of Properties		62
Schedule 3 : Intellectual Property		63
Schedule 4 : Conduct of Business Pending Completion		64
Schedule 5 : Completion Obligations		68
Schedule 6 : General Warranties		72
Schedule 7 : Limitation of Seller’s Liability		113
Schedule 8 : Completion Statement		117
Schedule 9 : Tax Covenant		123
Schedule 10 : Deed of Transfer		138
Schedule 11 : Working capital statement		139

THIS AGREEMENT is dated 29 November 2016 and made

BETWEEN:

(1)SUNNINGDALE CORPORATION LIMITED, (the “Seller”), a company incorporated under the law of Malta with registered number C 252929 and having its registered office at Suite 3, Tower Business Centre, Tower Street, Swatar, Birkirkara, Malta;

(2)IRENE ACQUISITION COMPANY B.V., (the “Purchaser”), a company incorporated under the law of the Netherlands and having its registered office at Prins Bernhardplein 200, 1097 JB Amsterdam, the Netherlands and registered with the Dutch trade register under number 67160921;  and

(3)CHEROKEE INC., (the "Guarantor"), a company incorporated under the law of the State of Delaware and having its registered office at 5990 Sepulveda Boulevard, Suite 600, Sherman Oaks, California 91411.

The Seller, the Purchaser and the Guarantor are hereinafter also referred to as the “Parties” and each of them as a “Party”

Background:

(A)The Seller wishes to sell and the Purchaser wishes to buy the entire issued and outstanding share capital of the Company (the “Sale Shares”) on, and subject to, the terms and conditions of this Agreement.

(B)The Parties acknowledge that the Purchaser has entered into the R&W Policy (as defined below).

THE PARTIES AGREE THAT:

1.Interpretation

1.1Definitions

In this Agreement:

“Accounts” means the accounts comprising the individual audited balance sheets of the Company and each of the Subsidiaries made up as at the Accounts Date and the individual audited profit and loss accounts/income statements and cashflow statements of the Company and each of the Subsidiaries in respect of the financial year ended on the Accounts Date including, in each case, the notes thereto and the directors’ report and auditors’ report thereon and all other reports and statements attached to such accounts;

“Accounts Date” means 31 December 2015;

“Affiliate” means, in relation to a company, any subsidiary or parent of such company, and any subsidiary of any such parent for the time being;

“Agreed Form” means, in relation to any document, a document in the form signed or initialled for the purpose of identification by or on behalf of the Parties, or otherwise agreed between the Parties (acting reasonably) prior to Completion;

“Agreement” means this share purchase agreement;

“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement, standard setting or Tax Authority, tax raising body, authority, agency, board, department, court or tribunal or other organisation of any jurisdiction and whether supranational, national, regional or local, and whether or not established by or having the authority of Law, provided that if it is not established by or has the authority of Law it is a trade association of which the Company or any Subsidiary is a member or a body whose standards are generally accepted in any relevant jurisdiction or locality or a body to which the Company or any Subsidiary must in practice submit in order to undertake its business in any relevant jurisdiction or locality;

“Business” means collectively the business of the Company and each of the Subsidiaries at the Completion Date;

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in the Netherlands;

“Canada APA” means the asset purchase agreement entered into between Hi-Tec Sports (Canada) Ltd., the Purchaser, the Guarantor, and Carolina Footwear Group, LLC  on the date of this agreement;

 “Companies Acts” means statutes from time to time in force concerning companies including (without limitation) book 2 of the Dutch Civil Code and the UK Companies Act 2006;

“Company” means Hi-Tec Sports International Holdings B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands and registered with the trade register of the Chamber of Commerce with number 55297587, details of which appear in Schedule 1;

“Completion” means completion of the sale and purchase of the Sale Shares in accordance with this Agreement;

“Completion Date” has the meaning set out in clause 7.1;

“Completion Related Party Net Debt” means the Related Party Net Debt as at Completion (disregarding the reference to Effective Time in such definition, and substituting it with a reference to the Completion Date);

“Completion Third Party Net Debt” means the Third Party Net Debt as at Completion (disregarding the reference to Effective Time in such definition, and substituting it with a reference to the Completion Date);

"Completion South Africa Net Debt" means the aggregate amount outstanding as at the Completion Date, under the South Africa Payables less the aggregate receivable, as at the Completion Date, under the South Africa Receivables;

“Completion Statement” means the accounts referred to in paragraph 2.1 of Schedule 8 and prepared in accordance with that Schedule;

“Confidential Information” has the meaning given in clause 13.1;

“Connected Person” means a person who or which is a managing director, supervisory director or direct or indirect shareholder of the Seller or of any Group Company, or (if applicable) his or her spouse, registered partner or relative in blood or by marriage in the direct line and in the collateral line in the first degree;

“Contracts” means any and all written or oral contracts or other agreements (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto), of any nature to which any Group Company is a party or by which any of the assets of any Group company is bound, including evidence of indebtedness, loans, letters of credit, guarantees, leases, notes, indentures, security of pledge agreements, franchise agreement, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licences (including licences relating to intellectual property), easements, permits, instruments, commitments, arrangements, understandings, powers of attorney, covenants not to compete, covenants not to sue, authorisations, change of control agreements, employment agreements or settlement agreements;

“Data Protection Laws” means all applicable laws and published policies and internal privacy policies and guidelines relating to privacy, data protection and data security, including with respect to collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Information (including personal information of employees, contractors and third parties);

“Data Room” means the virtual data room accessible to Purchaser between 15 July 2015 and 18 November 2016, containing documents and information relating to the Group, an index of the contents of which is attached to this Agreement and a copy of which is contained on the CD-ROMs initialled by a representative of each of the parties;

“Deed of Transfer” shall have the meaning as defined in Schedule 5;

“Deferred Payment” means EUR 659,624;

“Deposit” shall have the meaning as defined in clause 7.3

“Deposit Escrow Agreement” means the escrow agreement related to the Deposit in the Agreed Form entered into on or before the date of this Agreement between the Seller, the Purchaser, and ABN AMRO Bank N.V.;

“Directors” means in relation to the Company or any of the Subsidiaries, its directors and “Post-Completion Directors” means the persons named in Schedule 1 as Post-

Completion Directors, which will be appointed by the Purchaser following Completion, of the Company and the Subsidiaries respectively;

“Disclosed” means accurately and fairly disclosed by the Disclosure Letter (including, for the avoidance of doubt, cross-references therein to matters set forth in the Data Room), whereby a disclosure is deemed to have been made “fairly” if it is made with sufficient detail so that the Purchaser, by taking prima facie knowledge of the facts or circumstances so disclosed, could reasonably be expected to have been aware of such facts or circumstances constituting a breach of such Warranty, and “Disclosure” shall be construed accordingly;

“Disclosure Letter” means the letter dated as of the date of this Agreement written and delivered by or on behalf of the Seller to the Purchaser in the Agreed Form;

“Effective Time” means 23:59 CET on 28 October 2016;

“Employee” means any person employed by a Group Company immediately prior to Completion, whether or not under a contract of employment, or under a contract personally to do or perform work for a Group Company;

“Encumbrance” includes any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion); and any mortgage, charge, pledge, lien, assignment, hypothecation, security interest (including any created by Law), title retention or other security agreement or arrangement; and any rental, hire purchase, credit or conditional sale or other agreement for payment on deferred terms, or any agreement to create any of the above;

“Equity Guarantee Letter” means the letter in the Agreed Form from Mr. Frank van Wezel to the Purchaser;

“ERA” means the Employment Rights Act 1996;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder;

“ERISA Affiliate” means any entity that, together with Company or any of its subsidiaries, would be treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA and the regulations thereunder;

“Escrow Agreement” means the escrow agreement in the Agreed Form to be entered into between (amongst others) the Seller, the Purchaser and ABN AMRO Bank N.V.;

“Escrow Bank” means ABN AMRO Bank N.V.;

“Estimated Price” has the meaning as defined in clause 4.1;

“Estimated Related Party Net Debt” has the meaning as defined in clause 4.1(a);

“Estimated Third Party Net Debt” has the meaning as defined in clause 4.1(a);

“Estimated Working Capital” has the meaning as defined in clause 4.1(a);

“Estimated Working Capital Calculation” means the calculation 4.1(b);

“Estimated Working Capital Excess” means the amount (if any) by which the Estimated Working Capital is more than the Working Capital Target;

“European Commission” means the Commission of the European Communities;

“Expert” has the meaning given in paragraph 1 of Schedule 8;

“Export Control Laws” means (i) all US import and export Laws (including those Laws under the authority of US Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599), and (ii) all comparable applicable Laws outside the United States;

“Fundamental Warranties” set out in paragraphs 1, 2.2, 2.6, 2.9, 2.11 and 3 of Schedule 6;

“Group” means the Company and such Subsidiaries which remain direct or indirect subsidiaries of the Company as at Completion, except South African Holdco and South African Subsidiary, and “Group Company” shall be construed accordingly;

“Insurer”  means AIG Europe Limited, Netherlands;

“Intellectual Property Rights” has the meaning given to it in Schedule 3;

“Intercompany Payables” means the obligations any of the Group Companies has towards one or more members of the Group, whether or not due and payable;

“Intercompany Receivables” means the claims any of the Group Companies has against one or more member of Group, whether or not due and payable;

"Interest" has the meaning as defined in clause 3.3;

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended;

“Key Management” means each of Frank van Wezel, Ed van Wezel, Martin Binnendijk and Jan Geert Boeve;

“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement;

“Lease” means the Leases to the Properties set out in Schedule 2;

“Letting Documents” means in relation to any Property leases, underleases, tenancies, licences or other agreements or arrangements giving rise to rights of occupation and enjoyment (in each case as amended) to which the Property is subject;

“Litigation” means any actual or prospective proceedings, whether judicial, administrative, tribunal, arbitral, criminal or similar and whether or not subject or intended to be subject to alternative dispute resolution techniques;

“Local GAAP” means the local GAAP as applicable to the accounts as prepared per Group Company;

“Location” means a Property;

“Losses and Expenses” means losses, damages, liabilities, claims, demands, judgments (however procured), reasonable costs and expenses, including fines, penalties, reasonable clean-up costs, reasonable legal and other professional fees, and any VAT payable in relation to any such matter, circumstances or item (except to the extent that the Party claiming Losses and Expenses obtains credit for such VAT as input tax);

“Management Accounts” means the unaudited consolidated management accounts of the Company and the Subsidiaries for the period from the Accounts Date to 26 August 2016 true copies of which are annexed to the Disclosure Letter;

“Matrix Lease” means the lease between Matrix B.V. and the Company in relation to the Amsterdam office at Paasheuvelweg 22a, 1105 BJ Amsterdam, the Netherlands;

“Notary” means a civil-law notary (notaris) of NautaDutilh N.V., or his/her substitute in office;

“Objection Notice” has the meaning given in paragraph 2.2 of Schedule 8;

“Party” has the meaning given in the preamble to this Agreement;

“Permits” means all licences, exemptions, consents or other authorisations or clearances, howsoever named, granted by an Authority;

“Pension Schemes” means agreements and arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Company of any of its Subsidiaries or for the benefit of any dependents of any such person;

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person) or (b) Internet Protocol address or other persistent identifier;

“Pre-Completion Reorganisation” has the meaning given in the Tax Covenant;

“Price” means the price to be paid for the Sale Shares as defined in clause 3.1(a);

“Proceedings” has the meaning given in Clause 17.2 of this Agreement;

“Product” means any goods, product, apparatus or equipment which any Group Company has manufactured, marketed, supplied or agreed to supply to any person or put into service and includes a product which is comprised in another product (whether by virtue of being a component part or raw material or otherwise);

“Properties” means the land and premises particulars of which are set out in Schedule 2;

“Provisional Consideration” has the meaning given in clause 3.1(a) of this Agreement;

“Purchaser” has the meaning given in the preamble to this Agreement;

“Purchaser’s Solicitors” means Morrison & Foerster (UK) LLP and NautaDutilh N.V.;

“R&W Policy” means the buyer-side representation and warranty insurance policy to be issued and delivered by the Insurer at Completion;

“Related Party Net Debt” shall mean the aggregate amount outstanding, as at the Effective Time, under the Related Party Payables less the aggregate amount receivable, as at the Effective Time, under the Related Party Receivables;

“Related Party Payables” means the claims any member of the Seller Group has against one or more members of the Group, whether or not due and payable;

“Related Party Receivables” means the claims any of the Group Companies has against one or more member of the Seller Group, whether or not due and payable;

“Relevant VAT” means the VAT payable by Hi-Tec Sports UK Limited, on or prior to the Completion Date, being approximately £564,308, in relation to certain inventory which was held under Hi-Tec Sports UK Limited’s warehouse bond;

“Relief” means any relief, loss, amortisation, depreciation, allowance, exemption, set off, deduction, credit or other relief of a similar nature relating to Taxation or to the computation of income, profits or chargeable gains for the purposes of any Taxation and any repayment or right to repayment of Tax;

“Restricted Business” means the business of the design and manufacturing of outdoor footwear and footwear for the services industries which includes but is not limited to military and police footwear, carried out within the countries in which the Group is active as at the Completion Date other then the countries listed in the South African Licence, and which competes with the business of the Company or any of the Subsidiaries carried out at the Completion Date, or has so competed during the one (1) year period ended on that date, other than, for the avoidance of doubt, the business or activities of Duca del Cosma, Matrix, the retail store in Amsterdam and/or Mr. Frank van Wezel under his consultancy agreement with the Purchaser;

“Sale Shares” means the shares to be bought and sold pursuant to clause 2.1 being the entire issued share capital of the Company consisting of 18,000 ordinary shares, each with a nominal value of EUR 1, numbered 1 up to and including 18,000;

“Seller” has the meaning given in the preamble to this Agreement;

“Seller Group” means the Seller and its Affiliates other than the Group Companies;

“Seller’s Solicitors” means Houthoff Buruma Coöperatief U.A.;

“South Africa Excess” means the amount by which the Completion South Africa Net Debt is lower than the South Africa Net Debt, if any;

"South Africa Net Debt" means the aggregate amount outstanding as at the Effective Time, under the South Africa Payables less the aggregate amount receivable, as of the Effective Time, under the South Africa Receivables, amounting to EUR 995,308;

"South Africa Payables" means the claims any member of the Group has against South African Holdco or South African Subsidiary, whether or not due and payable;

"South Africa Purchase Price" means EUR 4,061,249 in respect of the South African Shares;

"South Africa Receivables" means the claims the South African Holdco and the South African Subsidiary have against any member of the Group, whether or not due and payable;

“South Africa Shortfall” means the amount by which the Completion South Africa Net Debt exceeds the South Africa Net Debt, if any;

“South Africa Third Party Debt” means EUR 2,238,961, being the third party net debt relating to the South African Holdco and the South African Subsidiary at the Effective Time;

“South African Holdco” means Hi-Tec Sports SA (PTY) Ltd, a private limited company registered in South Africa on 4 October 1989 with registration number 1989/005863/07 and having its registered office at 40 Gold Street, Northgate Estate, Brooklyn, Cape Town 7405;

“South African Licence” means the licence agreement to be entered into by the Company or any of its Subsidiaries and the South African Holdco on or shortly after Completion setting out the terms by which the South African Holdco or the South African Subsidiary may use any assets of the Company;

 “South African Shares” means the 401 ordinary shares in the capital of the South African Holdco;

“South African Stock Transfer Form” means the stock transfer form in respect of the South African Shares, the form of which is appended as Exhibit 1 to this Agreement;

“South African Subsidiary” means Hi-Tec Sports Distributors (PTY) LTD, a private limited company registered in South Africa on 20 November 1985 with registration number 1985/005253/07 and having its registered office at 40 Gold Street, Northgate Estate, Brooklyn, Cape Town 7405 and whose entire issued share capital comprising 200 ordinary shares are held by the South African Holdco;

“South African Transaction” means the purchase by Matrix B.V. of the South African Shares for the aggregate consideration of the South Africa Purchase Price, and the delivery by Hi-Tec Sports plc of the South African Stock Transfer Form to be effected on or shortly after Completion;

“South African Transfer” means the completion under the South African Transaction;

“Subsidiaries” means the companies which are subsidiaries of the Company details of which are set out in Part 2: of Schedule 1 but excluding the South African Holdco and the South African Subsidiary from and as of completion of the South African Transaction;

“Tax” or “Taxation” means forms of direct or indirect taxation, duties, levies, charges, contributions, and imposts whether of the United Kingdom, The Netherlands, Malta or any other jurisdiction including but not limited to corporation tax, including but not limited to instalment payments in respect thereof, income tax, capital gains tax, value added tax, sales tax, duties of excise, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contribution, social security taxes and any other payroll taxes (whether imposed by way of withholding or deduction of otherwise), penalties, fines, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to taxation or any delay in paying of the same and any liability for repayment of unlawful state aid in relation to Tax;

“Tax Authority” means an Authority competent to assess, impose and/or collect Tax;

“Tax Covenant” means the tax covenant set out at Part 3: of Schedule 9;

“Tax Liability” has the meaning given in the Tax Covenant in Schedule 9;

“Tax Warranties” means the warranties set out at Part 2: of Schedule 9;

“Third Party Net Debt” shall mean the aggregate amount outstanding, as at the Effective Time, under the credit agreements with Deutsche Bank AG, and with Bank of America, and all other outstanding borrowings, including bank loans, overdrafts, bonds and other loans, and finance leases (together in each case with accrued interest thereon) owed by any of the Group Companies to any third party (including any break fees or prepayment penalties which would be incurred in relation to the repayment of such amounts at Completion), less the aggregate amount of all cash belonging to the Group Companies (but excluding for the avoidance of doubt any restricted cash as at the Effective Time), and, for the purposes of this definition, “Third Party Net Debt” shall exclude (i) any items included in the Working Capital Assets or the Working Capital Liabilities, (ii) any amounts owed to another member of the Group, and (iii) any Related Party Payables and any Related Party Receivables;

“Transaction” means the transaction contemplated by this Agreement or any part of that transaction;

“Transaction Expenses” means the aggregate amount incurred or to be incurred by the Company or any Subsidiary prior to and including Completion (whether or not Disclosed), in respect of all:

(A)professional fees (including legal, accounting and investment banking fees), costs and expenses including VAT payable thereon and incurred or payable by the Company or any Subsidiary; and

(B)payment obligations relating to transaction bonus or similar agreement or arrangement;

which result from or relate to the negotiation, preparation, execution or implementation of this Agreement or the transactions contemplated herein on behalf of the Seller or the other documents and transactions contemplated herein, to the extent such amounts have not been paid in full on or prior to the Completion Date,  one-half (½) of the premium for the R&W Policy, and one-half (½) of the fees payable to the Escrow Bank for its services under the Escrow Agreement and the Deposit Escrow Agreement;

“TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (and, where the context so requires, the 1981 Regulations defined in those regulations);

“UK APA” means the asset purchase agreement entered into between Hi-Tec Sports UK Limited, Hi-Tec Sports Plc, Hi-Tec Nederland B.V., Hi-Tec Sports France SAS, the Purchaser and Batra Limited on the date of this agreement;

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland;

“US APA” means the asset purchase agreement entered into between Hi-Tec Sports USA, Inc., the Purchaser, the Guarantor, Carolina Footwear Group, LLC and on the date of this agreement;

“US Benefit Plan” means any employment, collective bargaining, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company or any of its subsidiaries is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe plan, program, policy, practice, agreement or arrangement, including but not limited to each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, (i) under which any US Employee has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by the Company;

“US Employee” means any Employee who receives income which is subject to the Internal Revenue Code;

“US Pension Plan” means any pension, profit-sharing, savings, or retirement plan, program, policy, practice, agreement or arrangement, including but not limited to each such “employee benefit plan” within the meaning of Section 3(3) of ERISA, (i) under which any US Employee has any present or future right to benefits and (ii) that is maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or which the Company or any ERISA Affiliate has any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Company or any ERISA Affiliate has any direct or indirect liability, whether contingent or otherwise;

“VAT” means value added tax or any equivalent Tax that is levied on the supply of goods or services in any jurisdiction;

“Warranties” means the warranties set out in clause 9 and Schedule 6 and the Tax Warranties;

“Working Capital” means the excess, (if any) of the Working Capital Assets over the Working Capital Liabilities;

“Working Capital Assets” means the aggregate, at the Effective Time, of the assets of the categories comprised in the following line items in the balance sheet contained in the Completion Statement (as shown by the example included at Schedule 11):

(A)Total net inventory (to include gross inventory minus inventory provisions, plus goods in transit); and

(B)(Net) Trade Receivables (to include gross trade receivables minus receivables provisions); and

(C) Other debtors; minus

(D) Excluded working capital assets (meaning Intercompany Receivables, Related Party Receivables, interest receivable, working capital assets of Hi-Tec Sports SA (PTY) Ltd., and working capital assets of Hi-Tec Sports Mid-Europe SRO, if any);

“Working Capital Excess” means the amount (if any) by which the Working Capital is more than the Working Capital Target as shown by the final Completion Statement prepared in accordance with clause 5 and Schedule 8;

“Working Capital Liabilities” means the aggregate, at the Effective Time, of the liabilities of the categories comprised in the following line items in the balance sheet contained in the Completion Statement (as shown by the example included at Schedule 11):

(A)Lease (current); and

(B) Trade creditors; and

(C) Accrual for GIT; and

(D) CIT (Company Income Tax); and

(E) VAT, sales tax, customs etc. (including, for the avoidance of doubt, on inventory on which taxes and duties have not been paid, even where held in a bonded warehouse); and

(F) Salary taxes and social securities; and

(G) Other liabilities; minus

(H)Excluded working capital liabilities (meaning working capital liabilities of Hi-Tec Sports Mid-Europe SRO, interest payable, Intercompany Payables, income taxes payable, bonus accrual payable, and working capital liabilities of Hi-Tec sports SA (PTY) Ltd).

“Working Capital Shortfall” means the amount (if any) by which the Working Capital is less than the Working Capital Target as shown by the final Completion Statement prepared in accordance with clause 5 and Schedule 8; and

“Working Capital Target” means EUR 35,576,235.

1.2Construction of certain references

In this Agreement:

(a)every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(b)where any statement is to the effect that the Seller is not aware of any matter or circumstance, or is a statement qualified by the expression “so far as the Seller is aware” or “to the best of the Seller’s knowledge” or any similar expression, that statement shall be deemed to include an additional statement that it relates to the Key Management’s knowledge and that it has been made after due and careful enquiry of those directors and employees of the Group to the extent engaged in the due diligence process and the same shall apply also in relation to such statements as to the awareness or knowledge of any other persons;

(c)references to clauses and schedules are references to clauses of and schedules to this Agreement, references to paragraphs are, unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to exhibits are to documents in Agreed Form identified as such;

(d)references to the singular shall include the plural and vice versa and references to the masculine, the feminine and the neuter shall include each other such gender;

(e)“person” includes any individual, partnership, company, corporation, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)“company” includes any company, corporation or other corporate entity, wherever and however incorporated or established;

(g)references to “indemnify” and “indemnifying” any person against any liability or circumstance include indemnifying him and keeping him harmless from all actions, claims, demands and proceedings from time to time made against that person and all losses, damages, payments, costs and expenses (including reasonable legal costs and expenses) made, suffered or incurred by that person as a consequence of or which would not have arisen but for that liability or circumstance and where any payment made under any indemnity has any Tax effect (including cost or expense) which would not have occurred but for the payment, it shall be increased or decreased, as the case may be, by such amount as is necessary to ensure that the payee receives the same net amount as it would have received had the payment not been so subject;

(h)words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things;

(i)general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the word “including” shall be construed without limitation; and

(j)references to times of day are (unless otherwise expressly provided) to Amsterdam time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.3Headings

The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4Schedules

Each of the Schedules shall have effect as if set out herein.

2.Sale of Shares

2.1Sale and purchase

Subject to the terms of this Agreement, the Seller hereby sells, free from all Encumbrances and together with all rights now and in the future attaching to them, the entire legal and beneficial interest in the Sale Shares, and the Purchaser hereby purchases all such Sale Shares with effect from Completion.

2.2Transfer of the Shares

On the Completion Date, the Seller shall transfer the Sale Shares, free from all Encumbrances and together with all rights now and in the future attaching to them, to the Purchaser and the Purchaser shall acquire the Sale Shares from the Seller through the execution of the Deed of Transfer before the Notary. A draft of the Deed of Transfer is attached hereto as Schedule 10.

2.3Dividends and distributions

The Purchaser shall be entitled to receive all dividends and distributions (whether of income or capital) declared, paid or made by the Company after the Completion Date.

3.Purchase Price and Payment

3.1Price

(a)The consideration for the Sale Shares shall be the sum of EUR 90,000,000 (ninety million euro), less the sum of the South Africa Purchase Price, less the South Africa Net Debt, less the South Africa Third Party Debt, less the Estimated Third Party Net Debt, less the Estimated Related Party Net Debt (such sum being the “Provisional Consideration”), plus the interest referred to in clause 3.3, as adjusted in accordance with clause 4, clause 5 and Schedule 8 to arrive at the completion price (the “Price”).

(b)The Estimated Price (less the Deferred Payment), the Completion Third Party Net Debt, the Completion Related Party Net Debt, plus the South Africa Excess or minus the South Africa Shortfall, as the case may be, plus the Interest, plus one-half (½) of the of the fees payable to the Escrow Bank for its services under the Escrow Agreement and the Deposit Escrow Agreement, less the Deposit (which is already held by the Escrow Bank), shall be paid into the Escrow Bank in accordance with the Escrow Agreement.

(c)The:

(i)Estimated Price (less the Deferred Payment), minus the South Africa Shortfall or plus the South Africa Excess, as the case may be, minus one-half (½) of the premium for the R&W Policy, minus one-half (½) of the fees payable to the Escrow Bank for its services under the Escrow Agreement and the Deposit Escrow Agreement, plus the Interest; and

(ii)the Completion Third Party Net Debt and the Completion Related Party Net Debt,

shall be paid to respectively the Seller and the relevant creditors to whom the Completion Third Party Net Debt and Completion Related Party Net Debt is owed out of the Escrow Bank as further specified in the Escrow Agreement.

3.2Adjustment in Price

Any payment received by the Purchaser pursuant to this Agreement, shall be deemed to be made as an adjustment of the Price paid for the Sale Shares under this Agreement by a matching amount.

3.3Interest

Interest shall apply at a rate of three per cent (3%) per annum on the sum of:

(a)the Provisional Consideration; and

(b)the “IC Sunningdale – Bahamas C/A” non-interest bearing inter-company loan (the principal amount of such loan being, for the avoidance of doubt, €16,039,464),

during the period from 29 October 2016 up to and including the Completion Date (the "Interest"; provided that no interest shall accrue during any period of delay caused by the Seller not complying with its obligations under Schedule 5 at Completion (except where such non-compliance is due to the Purchaser not complying with its respective obligations under Schedule 5 at Completion provided that the Purchaser does not have a right of termination under clause 7.4(a) or 7.4(b)).

3.4Deferred Payment

The Purchaser shall pay the Seller:

(a)on or before the date falling 10 Business Days following Hi-Tec Sports UK Limited receiving any repayment of part or all of the Relevant VAT from HM Revenue & Customs whether by way of repayment, credit or set-off, an amount equal to the amount of the Relevant VAT repaid (whereby an exchange rate of 1.16890707188778 EUR to 1 GBP shall be applied); and

(b)on or before 30 June 2017, an amount equal to the Deferred Payment less any amount paid to the Seller pursuant to clause 3.4(a),

provided always that the aggregate amount payable by the Purchaser to the Seller under this clause 3.4 shall not exceed the amount of the Deferred Payment.

3.5Deutsche Bank Security

(a)In order to procure the release of the Group from the Deutsche Bank guarantee at Completion, Seller will issue a guarantee in a maximum amount of  GBP (£) 720,000 to Deutsche Bank, which guarantee will be valid for a maximum of 8 (eight) weeks, providing Deutsche Bank alternative comfort with respect to liability it might have in relation to its guarantee to HMRC in relation to the UK bonded warehouse known to the Parties;

(b)Purchaser and Guarantor shall procure that, to the extent the UK bonded warehouse arrangements have not been completely wound down by the end of such eight-week period, the Group shall provide alternative security, allowing Seller to be completely released from any remaining  commitment, if any, towards Deutsche Bank that might result from the arrangements described under sub (a) above;

(c)Purchaser and Guarantor shall procure that the Group as soon as practicable clears the bonded warehouse, pays all duties and other liabilities, requests

HMRC for release of the guarantee made by Deutsche Bank, and confirms the release to Deutsche Bank as soon as reasonably practicable; and

(d)Purchaser and Guarantor hereby jointly and severally indemnify for, agree to hold harmless against, and shall promptly pay to, the Seller (i) any and all amounts that Deutsche Bank or its affiliates might claim, set off or otherwise charge, for any reason whatsoever, from or to Seller in relation to the guarantee or similar comfort to be provided by Seller to Deutsche Bank in relation to Clause 3.5(a) above, as well as (ii) any damages that Seller might suffer as a result of any security interest that Seller might provide to Deutsche Bank or an affiliate in relation to the above not being released, provided that the Purchaser and Guarantor’s maximum aggregate liability under this Clause 3.5 shall not exceed GBP (£) 720,000.

4.Estimated Price

4.1Estimated Working Capital, Estimated Third Party Net Debt and Estimated Related Party Net Debt

(a)In order to determine the Estimated Price (as defined below), the Seller has made its best estimate of the Working Capital as at the Effective Time (the “Estimated Working Capital”), its best estimate of Third Party Net Debt as at the Effective Time (the “Estimated Third Party Net Debt”) and its best estimate of the Related Party Net Debt as at the Effective Time (the “Estimated Related Party Net Debt”).

(b)The Seller has provided, prior to the date of this Agreement, delivered to the Purchaser a written statement containing the Estimated Working Capital (the “Estimated Working Capital Calculation”) and the Estimated Third Party Net Debt and Estimated Related Party Net Debt as at the Effective Time in the form of a statement prepared in accordance with Schedule 8 and attached hereto as Schedule 11. The Estimated Working Capital Calculation is based on the financial position of the Group Companies as at the Effective Time and consists of a consolidated balance sheet for the Group as at the Effective Time and a consolidated profit and loss account / income statement for the Group in respect of the period from the day immediately following the Accounts Date to the Effective Time and has been prepared in accordance with the principles set out in Schedule 8.

(c)The Provisional Consideration plus the Estimated Working Capital Excess is €36,397,000 (the “Estimated Price”).

5.Post-Completion Price Adjustment

5.1Preparation of Completion Statement

The Completion Statement shall be prepared in accordance with Schedule 8.

5.2Adjustment of Estimated Price for Working Capital (True-Up)

(a)The Estimated Price shall be adjusted after Completion in accordance with the following provisions of this clause 5.2 and Schedule 8.  If the Working Capital as at the Effective Time:

(i)exceeds  the Estimated Working Capital, the amount of the excess shall be paid by the Purchaser to the Seller; or

(ii)is less than the Estimated Working Capital, the amount of the shortfall shall be paid by the Seller to the Purchaser.

5.3Adjustment of Estimated Price for Third Party Net Debt and Related Party Net Debt (True-Up)

(a)If the actual amount of Third Party Net Debt as at the Effective Time differs from the Estimated Third Party Net Debt,  the following provisions of this clause 5.3(a) shall apply. If the Third Party Net Debt as at the Effective Time:

(i)exceeds the Estimated Third Party Net Debt, the amount of the difference shall be paid by the Seller to the Purchaser on a euro for euro basis; or

(ii)is less than the Estimated Third Party Net Debt, the amount of the difference shall be paid by the Purchaser to the Seller on a euro for euro basis.

(b)If the actual amount of Related Party Net Debt as at the Effective Time differs from the Estimated Related Party Net Debt,  the following provisions of this clause 5.3(b) shall apply. If the Related Party Net Debt as at the Effective Time:

(i)exceeds the Estimated Related Party Net Debt, the amount of the difference shall be paid by the Seller to the Purchaser on a euro for euro basis; or

(ii)is less than the Estimated Related Party Net Debt, the amount of the difference shall be paid by the Purchaser to the Seller on a euro for euro basis.

5.4Payments of Adjustments

Any amounts to be paid by the Seller to the Purchaser under clause 5.2 or 5.3 shall be paid within 14 days after the date on which the Completion Statement has been agreed or settled in accordance with Schedule 8.

5.5Payments

All payments to be made under this Agreement shall be made by electronic transfer of immediately available funds.

6.Conduct of Business pending Completion

From the date of this Agreement until Completion the Seller shall comply with the obligations set out in Schedule 4.

7.Completion

7.1Completion

Completion of the sale and purchase of the Sale Shares shall take place at the offices of the Notary at 4:30pm Central European Time (CET) or so much earlier as practicable, or such other time as the Purchaser and Seller agree, on 5 December 2016, or on such later date as is provided for by clause 7.3 (the “Completion Date”).

7.2Completion Obligations

At or prior to Completion, each Party shall do, or procure to be done, those things listed in relation to it or its Affiliates in Schedule 5 and in the Escrow Agreement in the order in which they are required to be carried out pursuant to that Schedule and the Escrow Agreement.

7.3Deposit etc.

(a)Prior to signing of this Agreement, the Purchaser has deposited the sum of two million euros (€2,000,000), in immediately available funds, into the Deposit Escrow Account (the “Deposit”), to be held by the Escrow Bank as a deposit in accordance with the Deposit Escrow Agreement.

(b)In the event any Party does not comply with its obligations under Schedule 5 at Completion, then Completion shall be automatically deferred until such Business Day as the Purchaser notifies in writing to the Seller, provided that such date (or any subsequent date for Completion) shall not be later than 23 December 2016 (the date of Completion, as deferred, being deemed to be the Completion Date for all purposes of this Agreement).

(c)In the event that Completion does not take place on or before 23 December 2016 (except where this is due to the Seller not complying with its respective obligations under Schedule 5 at Completion, or in circumstances where the Purchaser has a right of termination under clause 7.4(a) or 7.4(b)), then the Seller may, at any time thereafter, by notice in writing to the Purchaser, terminate this Agreement, in which case, the Deposit will be paid to, and be fully released to, the Seller (together with any interest accrued thereon, or, where applicable, under deduction of any negative interest, and after deduction of the costs of the Deposit Escrow Agreement).  The payment of the Deposit pursuant to this clause 7.3(c) shall be in full and final satisfaction of any rights and remedies available to each of the Seller, the Purchaser and the Guarantor against each other in respect of such matters (and each of the Seller, the Purchaser and the Guarantor hereby irrevocably waives all such other rights and remedies).

(d)In the event that Completion does not take place on or before 23 December 2016 because the Seller does not comply with its obligations under Schedule 5 at Completion (except where such non-compliance is due to the Purchaser not complying with its respective obligations under Schedule 5 at Completion provided that the Purchaser does not have a right of termination under clause 7.4(a) or 7.4(b)), then the Purchaser may, at any time thereafter, by notice in writing to the Seller, terminate this Agreement, in which case, the Seller and Purchaser will promptly thereafter jointly execute a Payment Notice (under and as defined in the Deposit Escrow Agreement), so that the Deposit is returned to the Purchaser, to the bank account from which the Purchaser paid the Deposit to the Escrow Bank (together with any interest accrued thereon or, where applicable, under deduction of any negative interest, and after deduction of the costs of the Deposit Escrow Agreement).

(e)Each of the Seller and Purchaser acknowledge that, as at the date of this Agreement, the Escrow Agreement is not yet in Agreed Form as between all the parties thereto, and each of the Seller and Purchaser undertake towards each other to act reasonably in relation to the further finalisation of the Escrow Agreement, or agreement on alternative arrangements (e.g. such as use of the Purchaser’s Solicitors client account for part of the Estimated Price, where the Purchaser’s Solicitors give the Seller’s Solicitors an irrevocable undertaking to transfer such funds), provided that such alternative arrangements provide the Seller and the Purchaser with equivalent protections.

(f)For the avoidance of doubt, in the event that Completion takes place on or before 23 December 2016, Seller shall be entitled to instruct the Escrow Bank to pay the Deposit to Seller immediately after the execution of the Deed of Transfer by the Seller and the Purchaser, and the Deposit will be applied as part of the payment of the Estimated Price.

7.4Termination

If:

(a)the Seller is in breach of any of its undertakings under clause 6 or Schedule 4 and such breach or breaches taken together result in a Loss to the Purchaser that is material to the Group as a whole (and where capable of being cured, such breach has not been cured to the Purchaser’s reasonable satisfaction); or

(b)any of the Fundamental Warranties would be untrue if they were repeated immediately prior to Completion by reference to the facts then existing, and this would be material in the context of the Transaction; or

(c)Cerberus Business Finance, LLC actually terminates the commitment letter related to the Transaction dated on or around the date of this Agreement, and/or Roth Capital Partners, LLC actually terminates the underwriting agreement for the equity raising related to the Transaction dated on or around the date of this Agreement, in either or each case, on the grounds of an event or events having a material adverse effect on the Group, taken as a whole, as defined in such commitment letter or underwriting agreement, respectively, then the Purchaser may, at any time prior to Completion, by notice in writing to the Seller, terminate this Agreement, without further liability on the part of the Purchaser or the Guarantor, in which case clause 7.5 shall apply, and Seller and Purchaser shall promptly thereafter jointly execute a Payment Notice (under and as defined in the Deposit Escrow Agreement), to:

x)in the case of termination under clause 7.4(a) or 7.4(b)), to return 100% of the Deposit to the Purchaser in accordance with clause 7.3(d);

y)in the case of termination under clause 7.4(c), where there has been a Deposit MAC Event, to return 50% of the Deposit to the Purchaser in accordance with clause 7.3(d), and to pay 50% of the Deposit to the Seller in accordance with 7.3(c); and

z)in the case of termination under clause 7.4(c), where the Commitment Letter or Underwriting Agreement has been terminated on the grounds set out in clause 7.4(c), but it does not constitute a Deposit MAC Event, to pay 100% of the Deposit to the Seller in accordance with clause 7.3(c), and for the purpose of this clause 7.4, “Deposit MAC Event” means any circumstance, event or action the existence, occurrence or taking of which has had, or could reasonably be expected to have, individually or in aggregate, a Material Adverse Effect on the Group, taken as a whole.

7.5Provisions surviving termination

The following provisions shall continue to have effect notwithstanding termination of this Agreement pursuant to clause 7.4:

(a)clause 1 (Interpretation);

(b)clause 7.5 (Provisions surviving termination); and clause 1 (Interpretation);

(b)clauses 13 (Confidentiality) to 17 (Law and Jurisdiction) (inclusive).

7.6Settlement of intra-group arrangements and agreements

(a)The Seller shall procure that all Related Party Payables and Related Party Receivables shall be fully and finally settled at Completion, in each case without any additional costs, expenses or damages for any of the Group Companies. The Seller shall procure that repayments to be made pursuant to this clause will be aggregated by intra-group transfers or otherwise by the relevant members of the Seller Group on the one hand and by the relevant Group Companies on the other hand by way of set off as far as possible. The Seller shall indemnify and hold harmless the Purchaser and, as an irrevocable third party stipulation, the Group Companies against all amounts of Related Party Receivables which have not been fully and finally settled at Completion.

(b)The Seller shall procure, with effect from Completion, the release of the Group Companies from any guarantee, indemnity, letter of comfort or Encumbrance or other similar liability given or incurred by it for the benefit of any member of the Seller Group or any Connected Person of any member of the Seller Group, whether actual or contingent, in each case without any additional costs, expenses or damages for any of the Group Companies. The Seller shall indemnify and hold harmless Purchaser and, as an irrevocable third party stipulation, each of the Group Companies, against all amounts paid by any of them after Completion pursuant to any such guarantees, indemnity, letter of comfort or Encumbrances or other liabilities.

(c)The Seller shall procure that, except as expressly set out in this Agreement or otherwise to be agreed by the Parties, all existing agreements and arrangements between one or more members of the Seller Group (excluding the Group) on the one hand and the Group on the other hand (excluding normal business orders in accordance with past practice, the South African License, the consultancy agreement with Frank van Wezel or the Matrix Lease) shall be terminated prior to or at Completion, in each case without any additional costs, expenses or damages for any of the Group Companies. The Seller shall indemnify and hold harmless Purchaser and, as an irrevocable third party stipulation, any Group Company, against any amounts to be paid under existing agreements and arrangements between one or more members of the Seller Group on the one hand and a Group Company on the other hand which would not have been due if the respective agreements or arrangements would have been terminated prior to or at Completion.

(d)The Seller and each member of the Seller Group shall prior to or at Completion confirm in writing (i) that the respective company has no recourse claim (regresvordering) against any of the Group Companies and (ii) to the extent such recourse claim does exist that it waives its right in this respect unconditionally without any consideration. The Seller shall indemnify and hold the Purchaser and, as an irrevocable third party stipulation, any of the Group Companies harmless for any direct or indirect damages suffered and any amount to be paid by the Purchaser and/or any of the Group Companies, or as a result of or related to any recourse claims (regresvorderingen) of a member of the Seller Group against any of the Group Companies which has not been waived validly pursuant to the foregoing sentence.

7.7No Leakage

(a)The Seller unconditionally represents and warrants to the Purchaser that since the Effective Time and until Completion, no Group Company has:

(i)declared, authorised, paid or made any dividend or other distribution, redeemed any shares or has reduced its paid up share capital; or

(ii)made any payments to the Seller’s Group or on behalf of the Seller’s Group, or any Connected Person, other than lease payments, interest payments, payments of fees or salaries under service, management and/or employment agreements in the ordinary course of business (but specifically excluded any bonuses or other payments which are connected with the Transaction other than the Bonus Payments referred to in Clause 7.8); or

(iii)entered into any transaction, or forgiven, released or waived any obligation owed by any Person, or assumed any liability with respect to any Person, or given any guarantee, indemnity or security to any Person, or given any gift or other gratuitous payment, other than in the ordinary course of business; or

(iv)sold or transferred any of its inventory or accounts receivable at less than book value minus directly allocated provisions; or

(v)paid any Transaction Expenses; or

(vi)agreed to do any of the foregoing.

(b)The Seller shall indemnify and hold harmless the Purchaser and, as an irrevocable third party stipulation, each of the Group Companies, on a euro for euro basis against any breach of clause 7.7(a) above.

7.8Bonus Payments

Subject to Completion, the Purchaser shall procure that the Company shall pay at its expense an amount of EUR 114,000 (in total) as bonuses to the Employees mentioned in document number 06.04.23 in the Data Room (allocated as set out therein) as part of their respective salary payments with respect to either the month November 2016 or December 2016.  An accrual for such amount (plus any employer taxes and social security contributions thereon) shall be included in the Working Capital Liability as at the Effective Time.

7.9Information required prior to Completion

Commencing on the date falling 5 Business Days prior to the Completion Date, and on each Business Day thereafter, the Seller shall notify the Purchaser of the expected amount of the Completion Third Party Net Debt and the Completion Related Party Net Debt, as well as the South Africa Excess or the South Africa Shortfall, as the case may be, provided, however, for the avoidance of doubt, that such amounts shall reflect Seller's reasonable assessment with respect to the relevant amounts and shall not create any liability on the part of Seller.

8.Restriction of the Seller

8.1Undertakings

As further consideration for the Purchaser agreeing to purchase the Sale Shares on the terms set out in this Agreement, the Seller undertakes (for the benefit of the Purchaser, the Company, the Subsidiaries and, subject to clause 8.7, the Purchaser’s and the Group’s successors in title) that it will not, and shall procure that none of its Affiliates, nor Frank van Wezel, shall directly or indirectly:

(a)for the period of two years after the Completion Date, either on its or their own account or in conjunction with or on behalf of any other person (other than the Purchaser or the Group), carry on or be engaged, concerned or interested (whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise) in carrying on any Restricted Business, other than (i) as a holder for investment purposes only (which shall exclude an interest conferring a management function or material influence) of any shares, debentures or other participation, or (ii) as a holder of not more than 10 per cent of any class of shares or debentures or other participation; and

(b)for the period of two years after the Completion Date, either on his, its or their own account or in conjunction with or on behalf of any other person (other than the Purchaser or the Group), solicit or endeavour to entice away any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) an officer, Key Management, manager, senior employee, agent or consultant of the Company or any of the Subsidiaries and whether or not such person would commit a breach of contract by reason of leaving service or office, for the avoidance of doubt not including people (i) whose employment was terminated by the relevant Group Company or (ii) who can be shown to have proactively approached Frank van Wezel without any direct or indirect approach by or on behalf of Frank van Wezel; and

(c)for the period of two years after the Completion Date, either on his, its or their own account or in conjunction with or on behalf of any other person (other than the Purchaser or the Group), in connection with any Restricted Business, solicit the custom of or endeavour to entice away from the Company or any of the Subsidiaries any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a client or customer of the Company or any of the Subsidiaries and whether or not such person would commit a breach of contract by reason of transferring business; and

(d)for the period of two years after the Completion Date, either on his, its or their own account or in conjunction with or on behalf of any other person (other than the Purchaser or the Group), in connection with any Restricted Business, deal with any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a client or customer of the Company or any of the Subsidiaries and whether or not such person would commit a breach of contract by reason of transferring business; and

(e)for the period of two years after the Completion Date, either on his, its or their own account or in conjunction with or on behalf of any other person (other than the Purchaser or the Group), in connection with any Restricted Business endeavour to entice away from the Company or any of the Subsidiaries any person who at the Completion Date is (or who within a period of one year prior to the Completion Date has been) a supplier of the Company or any of the Subsidiaries whether or not such person would commit a breach of contract by reason of transferring business; and

(f)at any time after the date of this Agreement, use either for his, its or their own account or in conjunction with or on behalf of any person, firm or company (other than the Purchaser or the Group), any trade or service mark, trade name, design or logo (whether registered or not and including the Intellectual Property Rights listed in Schedule 3) used in the business of the Company or any of the Subsidiaries or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto, other than under the South African License and the Amsterdam store.

8.2Seller to procure compliance

The Seller undertakes to take all such reasonable steps as shall from time to time be necessary to ensure that no breach of clause 8.1 arises as a result of any action by any of its Affiliates, or any of its employees or agents of the Seller or of any such Affiliate in their capacity as an employee or agent of the Seller or such Affiliate.

8.3Separate undertakings

Each of the undertakings in each clause 8.1(a) to 8.1(f) inclusive and clause 8.2 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

8.4Reasonableness

The Seller agrees that each of the restrictions and undertakings contained in clauses 8.1 and clause 8.2 is reasonable and necessary for the protection of the Purchaser’s legitimate interests in the goodwill of the Company and the Subsidiaries, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

8.5Void or unenforceable restrictions

Without prejudice to clause 8.4, if any restriction or undertaking is found by any court or other competent Authority to be void or unenforceable the Parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same commercial effect as that which it replaces.

8.6Confidential information concerning the Company and its Subsidiaries

The Seller shall not and shall procure that none of its Affiliates and Connected Persons or any officer, employee, agent or adviser of the Seller or of any such Affiliate or Connected Persons shall at any time after the date of this Agreement make use of or divulge to any other person (other than to the Seller’s professional advisers for any purposes of this Agreement or any matter arising out of it) any Confidential Information relating to the Company or any of the Subsidiaries save only:

(a)in so far as the same has become public knowledge otherwise than, directly or indirectly, through the breach by the Seller of this clause 8.6 or the failure of any such Affiliate or Connected Person, officer, employee or professional adviser referred to above to keep the same confidential; or

(b)to the extent required by Law or by any Authority having jurisdiction over them and whether or not the requirement has the force of Law.

8.7Successors in title etc.

The Purchaser acknowledges that each of the restrictions and undertakings contained in clause 8.1 and 8.2 are given for the benefit of the Purchaser, the Company, the Subsidiaries and each of the purchasers under the UK APA, US APA and Canada APA. The Purchaser further acknowledges that only the Purchaser, the Company and the Subsidiaries shall have the right to make or pursue a claim directly against the Seller for any breach of the restrictions and undertakings in clause 8.1 and clause 8.2, and which claim may, for the avoidance of doubt, be brought by the Purchaser, Company or relevant Subsidiary for its own account, or on behalf of the relevant purchasers under the UK APA, USA APA and Canada APA. This clause 8.7 only creates third party stipulation rights (derdenbeding) to the extent necessary to enable the Company, the Subsidiaries, or the Purchaser (on behalf of the purchasers under the UK APA, US APA and Canada APA) to make or pursue a claim in accordance with the foregoing sentence and does not otherwise create any third party rights.

9.Warranties

9.1Giving of Warranties

(a)The Seller hereby warrants to and for the benefit of the Purchaser that each of the Warranties is true, accurate and not misleading at the date of this Agreement, save to the extent Disclosed. The Seller acknowledges and accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties each of which is given on the basis that it will, by reference to the facts then existing, remain true and accurate at all times up to and including Completion.

(b)The Warranties are deemed to be repeated immediately prior to Completion by reference to the facts then existing. Any reference made to the date of this Agreement (whether express or implied) in relation to any Warranty shall be construed, in connection with the repetition of the Warranties, as a reference to the date of such repetition.

The Parties acknowledge that, save to the extent covered by any of the Warranties, no other warranties, whether express or implied, are given to the Purchaser in relation to the Transaction.

9.2Purchaser’s knowledge

None of the Warranties shall be deemed in any way modified or discharged by reason of any investigation made by or on behalf of the Purchaser. The Warranties shall remain in full force and effect even where it should in the future be held that the Purchaser has failed to meet its duty to investigate any fact or situation represented or warranted, save where the Seller proves that there has been gross negligence on the part of the Purchaser in failing to make such investigation. The foregoing shall apply instead of Article 7:17 (5) of the Dutch Civil Code. No other information relating to the Company or the Subsidiaries that has not been Disclosed, but of which the Purchaser has knowledge (whether actual or constructive), shall prejudice any claim made by the Purchaser under the Warranties or otherwise under this Agreement or operate to reduce any amount recoverable.

9.3Warranties to be independent

Each of the Warranties shall be separate and independent and, save as otherwise expressly provided, shall not be limited by reference to any other Warranty, or any disclosure in relation to another Warranty (save where a Disclosure made in the Disclosure Letter against one Warranty cross-refers to a Disclosure made against another Warranty), or any other reference in this Agreement, or the Tax Covenant.

9.4Damages

Subject to the provisions of and liabilities included in this clause 9, in case of a breach of, or any inaccuracy in, any of the Warranties, the Seller shall pay to the Purchaser, on its demand (as far as possible by way of repayment of the Price), as agreed damages the aggregate of:

(a)the amount necessary to put the Company and each of the Subsidiaries into the position which would have existed if the relevant Warranties had not been breached, including the amount by which their assets or contracts (including any warranted to exist but not in fact existing) is thereby less or the amount of their liabilities (including any which would not have existed but in fact exist) is thereby more; and

(b)all Losses and Expenses incurred by the Purchaser, the Company or any of the Subsidiaries, directly or indirectly, as a result of such breach or in order to establish or remedy the same;

and any amounts payable under this clause 9.4 shall be determined without reference to any Laws relating to the determination of damages for breach of warranty.

9.5Compensation for Claims

In addition to clause 9.4, if any payment in respect of a breach of any of the Warranties or under the Tax Covenant forms part of the Purchaser’s or any Group Company’s taxable profit (or reduces its or the Group Company’s Tax losses), the Seller shall pay to the Purchaser or the respective Group Company such additional amount (taking into account any Tax payable in respect of such additional amount) as will ensure the Purchaser or the respective Group Company receives and retains a net amount equal to the full amount which it would have received and retained had the payment not formed part of the Purchaser’s or the Group Company’s taxable profit (or reduced its Tax losses).

9.6W&I Insurance

Subject to clause 11.2, the Parties hereby specifically agree that recourse against the R&W Policy shall be the sole and exclusive remedy for the Purchaser for any Losses and Expenses suffered under and/or claims under this Agreement, other than for Losses and Expenses suffered under and/or claims under: clauses 4 (Estimated Price), 5 (Post-Completion Price Adjustment), 7.3 (Deposit), 7.4 (Termination), 7.6 (Settlement of

intra-group arrangements and agreements), 7.7 (No Leakage), 7.8 (Bonus Payments), 7.9 (Information required prior to Completion), 8 (Restrictions of the Seller), 9.7 (Waiver), 10 (Indemnity), 13.2 (Confidentiality), 14 (Announcements), 16 (Provisions relating to this Agreement), 17 (Law and Jurisdiction), Schedule 8 and Schedule 11, as well as the Definition referred to in such clauses, or resulting from failure by the Seller to deliver the Sale Shares in accordance with the provisions of clause 2 (Sale of Shares) or to complete the Transaction in accordance with the provisions of clause 7.2, whereby the Parties agree that if and when Completion has occurred, no recourse for Losses or Expenses suffered under and/or claims under such clause 7.2 (if any) shall remain. Except with respect to such clauses 4 (Estimated Price), 5 (Post-Completion Price Adjustment), 7.3 (Deposit), 7.4 (Termination), 7.6 (Settlement of intra-group arrangements and agreements), 7.7 (No Leakage), 7.8 (Bonus Payments), 7.9 (Information required prior to Completion), 8 (Restrictions of the Seller), 9.7 (Waiver), 10 (Indemnity), 11.2 (Exclusions), 13.2 (Confidentiality), 14 (Announcements), 16 (Provisions relating to this Agreement), 17 (Law and Jurisdiction), Schedule 8 and Schedule 11, as well as the Definitions referred to in such clauses, or resulting from failure by the Seller to deliver the Sale Shares in accordance with the provisions of clause 2 (Sale of Shares), or to complete the Transaction in accordance with the provisions of clause 7.2 (to the extent Completion has not yet occurred), the Purchaser shall not have any recourse against the Seller, its Affiliates, Connected Persons (including but not limited to Frank van Wezel), Key Management, Directors or other employees with respect to any breach of, or inaccuracy in, any Warranty or otherwise.

The Purchaser shall procure that the R&W Policy shall include stipulations (in form and substance reasonably acceptable to the Seller) to the effect that, except in the case of fraud or willful concealment, the Insurer shall also not have any recourse against the Seller, its Affiliates, Connected Persons (including but not limited to Frank van Wezel), Key Management, Directors or other employees.

9.7Waiver

(a)The Seller undertakes to and for the benefit of the Purchaser that the Seller will not make or pursue any claim or action of any kind and no matter however it arises against any of the Company, any of the Subsidiaries or any of the present or past officers or employees or agents or consultants of any of them in respect of any loss or liability of any kind which the Seller may incur pursuant to this Agreement or otherwise in connection with the sale of the Sale Shares to the Purchaser or the preparation of the Disclosure Letter.

(b)Each Party waives any rights it may have in connection with this Agreement pursuant to title 1, book 7 of the Dutch civil code.

9.8Further disclosure by the Seller

Without prejudice to Schedule 7 the Seller shall forthwith disclose in writing to the Purchaser any matter or thing which may arise or become known to the Seller after the date of this Agreement and before Completion which is:

(a)inconsistent with any of the Warranties; or

(b)which is a breach of this Agreement or which is material to be known to a Purchaser for value of the Sale Shares.

10.Indemnity

(a)The Seller shall pay to the Purchaser or the relevant Group Company an amount equal to the amount(s) overdue at the Effective Time by Sports & Adventure Argentina as included in the payment schedule Disclosed in the Data Room under number 03.05.16.01 and that have not been paid by Sports & Adventure Argentina by 31 December 2016 (for the avoidance of doubt, such amounts being EUR 305,000 at the Effective Time and being reduced by any amounts received by the Group Companies no later than 31 December 2016). Such payment shall be made by the Seller to the Purchaser or the relevant Group Company within 10 Business Days of 31 December 2016. Any amounts of the debt due by Sports & Adventure Argentina that are recovered by the Purchaser or a Group Company from Sports & Adventure Argentina after 31 December 2016 but before 31 December 2017 shall be repaid by the Purchaser or a Group Company to the Seller promptly following receipt of the same, the amount to so be repaid not to exceed the amount paid by the Seller to the Purchaser or a Group Company under this clause 10(a).

(b)During the period between the Completion Date and 31 December 2017, the Purchaser shall, and shall procure that the Group Companies shall, use reasonable efforts (provided that where this requires the Purchaser or Group Companies to incur third party costs and expenses, this shall be at the Seller’s expense, subject to the Seller giving its prior written consent to such costs and expenses) to recover the outstanding amount(s) set out in clause 10(a) from Sports & Adventure Argentina (provided that nothing shall require it to commence legal proceedings). The Purchaser shall inform the Seller of any material developments relating to (the recovery of) such outstanding amount(s) and shall not make any settlement with respect to any such outstanding amount(s) with Sports & Adventure Argentina without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Subject to the written consent of the Purchaser (which consent shall not be unreasonably withheld), the Purchaser shall, and shall procure that the Group Companies shall, allow the Seller to take any and all steps reasonably desired by Seller to recover the outstanding amount(s) set out in clause 10(a) from Sports & Adventure Argentina on behalf of the Seller and the Group Companies.

11.Limitation of Seller’s Liability

11.1Limitation of liability

The Seller’s liability under this Agreement shall be limited as provided in Schedule 7.

11.2Exclusions

Notwithstanding any other provision of this Agreement, the provisions of this clause 11.2 and Schedule 7 shall not apply to any claim made against the Seller in case of any fraud, dishonesty, wilful misstatement or wilful omission by or on behalf of the Seller.

12.Guarantee

The Guarantor hereby agrees to be jointly and severally liable (hoofdelijk aansprakelijk) for the obligations of the Purchaser pursuant to this Agreement.  The Guarantor shall cease to have any liability under this clause 12 once the amounts due to be paid by the Purchaser to the Seller under clauses 3 and 5 of this Agreement have been so paid in full.

13.Confidentiality

13.1Confidentiality obligations

Subject to clause 13.2 and to clause 13.4 and without prejudice to clause 8.6, each Party:

(a)shall treat as strictly confidential all the provisions of this Agreement and the process of their negotiation and all information about the other Party obtained or received by it during the course of negotiating, entering into or performing this Agreement (“Confidential Information”); and

(b)shall not make use of or disclose to any person any Confidential Information, other than with the prior written consent of all other such parties or, where the Confidential Information relates only to one or some parties to this Agreement, the prior written consent of that or all those parties, and in no case shall such consent be unreasonably withheld or delayed.

13.2Permitted disclosure or use

Clause 13.1 shall not apply if and to the extent that the Party using or disclosing Confidential Information can demonstrate that:

(a)such disclosure is required by Law or stock exchange regulations or is required or requested by any Authority having jurisdiction over it or is required pursuant to or in connection with any agreement (including but not limited to any horizontal monitoring (horizontaal toezicht) agreement) entered into or to be entered into by the Purchaser or any Group Company and whether or not the requirement or request has the force of Law;

(b)such disclosure or use is to its officers, employees, agents, consultants and professional advisers in relation to the negotiation, entry into or performance of this Agreement or any matter arising out of the same or, where the disclosing Party is the Purchaser, is of information necessarily or reasonably disclosed to any person concerned with any transaction for financing the purchase of the Sale Shares or the granting of security over the same or over the benefit of this Agreement or any other transaction dependent upon or relating to such purchase or any transaction involving the sale or other disposal of any of the Sale Shares or the whole or any part of the issued share capital of the Company or any of the Subsidiaries for the time being or any of the assets for the time being of any such company or any other company to which any such assets have been transferred or the transfer of control of any company mentioned in this clause 13.2(b); or

(c)such disclosure is required to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement permitted by clause 16.1; or

(d)in the case of disclosure or use, the relevant Confidential Information was lawfully in its possession (as evidenced by written records) prior to its being obtained or received as described in clause 13.1(a); or

(e)in the case of disclosure or use, the relevant Confidential Information has come into the public domain other than through its fault or the fault of any person to whom such Confidential Information has been disclosed as permitted by this clause 13.

13.3Continuance of restrictions

The restrictions contained in this clause 12 shall survive Completion and shall continue without limit of time.

13.4Privilege

Where any Confidential Information is also privileged, the waiver of such privilege is limited to the purposes of this Agreement and does not, and is not intended to, result in any wider waiver of the privilege.  Any Party to this Agreement in possession of any Confidential Information of the other Party shall take all reasonable steps to protect the privilege of the other Party and shall inform the other Party if any step is taken by any other person to obtain any of the privileged Confidential Information of the other Party.

14.Announcements

14.1Restrictions

Subject to clauses 14.2 and 14.4, no Party to this Agreement shall make any announcement, (including any communication to the public, to any customers or suppliers of the Company or any Subsidiary, or to all or any of the employees of the Company or any Subsidiary) concerning the provisions or subject matter of this Agreement or containing any information about the other Party without the prior written approval of the other Party (which shall not be unreasonably withheld or delayed).

14.2Permitted announcements

Clause 14.1 shall not apply to a Party to this Agreement if and to the extent that such announcement is required by Law, stock exchange regulations or by any Authority having jurisdiction over it and whether or not the requirement has the force of Law and provided that any such announcement shall be made only after consultation with the other Party, to the extent that would not breach any Laws or stock exchange regulations.

14.3Continuance of restrictions

The restrictions in this clause 14 shall survive Completion and shall continue without limit of time.

14.4Announcements to customers and suppliers

The Seller and the Purchaser shall as soon as practicable following execution of this Agreement, and in any event within 48 hours, or such shorter period as is required to comply with stock exchange rules applying to Cherokee, Inc., procure that a joint public announcement of the sale and purchase of the Sale Shares is made in the Agreed Form.

15.Notary

15.1The Parties are aware that the Notary is a civil-law notary working at NautaDutilh N.V., the firm that advises the Purchaser in respect of the Dutch legal matters arising in connection with the transaction contemplated by this Agreement. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby acknowledge and confirm that:

(a)the Notary shall execute any and all deeds related to the Dutch legal matters within this Agreement; and

(b)the Purchaser is assisted and represented by NautaDutilh N.V. in relation to the Dutch legal matters within this Agreement and any other agreements that may be concluded, or disputes that may arise, in connection therewith.

16.Provisions relating to this Agreement

16.1Assignment

(a)This Agreement shall be binding upon and enure for the benefit of the successors of the Parties but the rights or obligations of the Parties may not be assigned, transferred, charged or sub-contracted without the other Party’s prior written consent (such consent not to be unreasonably withheld or delayed), save that the Purchaser may at any time assign all or any part of its rights and obligations under this Agreement including any of the Warranties, the Tax Covenant and any other indemnities, undertakings and obligations given or undertaken by the Seller and any cause of action arising under or in respect of any of them, to:

(i)to any Affiliate of the Purchaser (provided that it shall remain such an Affiliate of the Purchaser); or

(ii)any bank or lender (or its successors) as security agent under any financing arrangements of the Purchaser or its Group.

(b)Any such assignee may enforce any right or benefit assigned to it as if it had been named in this Agreement as the Purchaser, and in the case of an assignment to any Affiliate of the Purchaser such Affiliate may recover thereunder as if it had acquired the Sale Shares (or the appropriate proportion thereof) for the price per Sale Share and upon the other terms of this Agreement and had thereby sustained all diminutions of value, Losses and Expenses in consequence of such acquisition as have been sustained by the Purchaser and any subsequent holder of such share capital which is such an Affiliate, including itself, as if they were all one entity which had retained the ownership of the Sale Shares throughout, but such an assignee shall not be entitled to recover any amount to the extent that it has already been recovered by the Purchaser or another such assignee.

(c)Every such assignee which is such an Affiliate shall be entitled to enforce the benefits conferred upon it by such assignment and this clause 16.1 directly against the Seller and, for that purpose, each such assignee shall be entitled to the benefit of and be subject to all the provisions of this Agreement in any way relevant to the rights assigned to it and conferred upon it by this clause 16.1.  This Agreement may however be amended or rescinded without the consent of any such assignee.

16.2Whole agreement and variations

(a)This Agreement together with any documents referred to in it constitutes the whole agreement between the Parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, and undertakings, whether in writing or oral, relating to such subject matter, except to the extent that the same are repeated in this Agreement, and/or documents referred to in it.

(b)Each Party hereto acknowledges that it has not been induced to enter into this Agreement by any representation, warranty, promise or assurance (whether made innocently or negligently) by the other Party or any other person save for those contained in this Agreement, the Data Room and in the Disclosure Letter.

(c)Nothing in this Agreement shall limit or exclude any liability or remedy for fraud.

(d)No variation of this Agreement shall be effective unless made in writing and signed by each of the Parties.

16.3Rights etc cumulative and other matters

(a)The rights, powers, privileges and remedies provided in this Agreement are cumulative and, except as otherwise expressly provided, are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

(b)Except as otherwise provided for in this Agreement, no failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

(c)No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

16.4Further assurances

At any time after Completion the Parties shall, at the request of the other Party execute or procure the execution of such documents and do or procure the doing of such acts and things as the requesting Party may reasonably require for the purpose of giving to the Parties the full benefit of all the provisions of this Agreement.

16.5Invalidity

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

16.6No rescission or nullification

Each Party waives its right to rescind (ontbinden) this Agreement, in whole or in part, on the basis of article 6:265 BW or to request a competent court to amend this Agreement on the basis of article 6:230(2) BW. Furthermore, a Party in error (dwaling) shall bear the risk of that error in making this Agreement and waives its right to nullify (vernietigen) this Agreement.

16.7No set-off by the Purchaser's Group

Neither the Purchaser nor its Affiliates or Connected Persons shall have any right of set‑off against, deduction from, or suspension of payment of any amount due or payable by the Seller under or in connection with this Agreement.

16.8Interest

If a Party defaults in the payment when due of any damages or other sum payable by virtue of this Agreement or the other Party becomes entitled to damages for any breach of this Agreement (whether determined by agreement or by an order of a court or otherwise) the amount payable shall be increased to include interest on such sum or amount of damages from the due date to the date of actual payment (both before and after judgment) at that annual rate which is 200 basis points above the base rate of ABN AMRO Bank N.V. from time to time in effect during such period.

16.9No deductions

Except as otherwise expressly provided in this Agreement, all payments to be made by the Seller to the Purchaser or any Group Company shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by Law (in which event such deduction or withholding shall not exceed the minimum amount required by Law and the Seller shall simultaneously pay to the Purchaser or the respective Group Company whatever additional amount is required for the net amount required to equal what would have been received if no such deduction or withholding had been required).  Any amount payable in relation to any Warranty, indemnity or undertaking shall be increased to the extent necessary to ensure that the net amount received by the Purchaser shall, after Tax, be equal to that which it would have received had the payment not been subject to Tax.

16.10Counterparts

This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all the counterparts shall together constitute one and the same agreement.  The exchange of a fully executed version of this Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement and no exchange of originals is necessary.

16.11Costs

Each Party shall bear their own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement.

16.12Notices

(a)Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in clause 16.12(b) and may be:

(i)personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

(ii)if within the Netherlands, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

(iii)sent by electronic mail, in which case it shall be given at the time it left the e-mail gateway of the server of the notice, but subject to the same provisions concerning receipt after 17.00 hours or on a day which is not a Business Day which apply to notices sent by facsimile.

(b)The addresses and other details of the parties referred to in clause 16.12(a) are, subject to clause 16.12(d):

For the Seller:

Name: Sunningdale Corporation Limited

For the attention of: Franklin van Wezel

Address: Suite 3, Tower Business Centre, Tower Street, Swatar, Birkirkara, Malta

E-mail address: Wayne.Pisani@gtmalta.com

with a copy to:

Name: Houthoff Buruma Coöperatief U.A.

For the attention of: Alexander Kaarls

Address: P.O. Box 75505, 1070 AM, The Netherlands

For the Purchaser:

Name:Cherokee Inc.

For the attention of: Henry Stupp (CEO) and Howard Siegel (COO)

Address: 5990 Sepulveda Boulevard, Sherman Oaks, CA 91411

E-mail address: henrys@cherokeeglobalbrands.com

and howards@cherokeeglobalbrands.com

with a copy to:

Name: Morrison & Foerster LLP

For the attention of: Scott Stanton

Address: 12531 High Bluff Drive, Suite 100, San Diego, CA 92130

(c)In proving service of any notice it shall be sufficient to prove:

(i)in the case of a notice personally delivered that it was delivered or left at the specified address;

(ii)in the case of a notice sent by first class post that such notice was properly addressed, stamped and placed in the post;

(iii)in the case of a notice sent by e-mail that the e-mail left the e-mail gateway of the server of the notice.

(d)Any Party to this Agreement may notify the other parties in accordance with this clause 16.12 of any change to its address or other details specified in clause 16.12(b), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

17.Law and Jurisdiction

17.1Dutch Law

This Agreement and all matters arising from it (including, without limitation, any dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation) shall be governed by, and construed in accordance with, Dutch Law.

17.2Jurisdiction

In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (including, without limitation, any dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation) (“Proceedings”) each of the Parties to this Agreement irrevocably submits to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum provided that a judgment or order of any court may be enforced in any court of competent jurisdiction.

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Schedule 4: Conduct of Business Pending Completion

1.Purchaser’s right of access

1.1From the date of this Agreement, the Purchaser and any persons authorised by it, shall after giving reasonable notice to the Seller be allowed reasonable access to the premises of the Company and the Subsidiaries, and the Seller shall use its best endeavours to procure the supply of any information reasonably required by the Purchaser for the preparation of Completion.

1.2The Purchaser shall not and shall procure that none of its Affiliates or Connected Persons or any officer, employee, agent or adviser of the Purchaser, its Affiliates or Connected Persons shall make use of or divulge to any other person (other than to the Purchaser’s professional advisers for any purposes of this Agreement) any confidential information relating to the Company or the Subsidiaries that the Purchaser may obtain in the exercise of its rights under paragraph 1.1 of this Schedule 4.  Such obligation shall cease to apply with effect from Completion in respect of all such confidential information, whenever obtained, but should Completion not take place such obligation shall continue without limit of time.

2.Conduct of Company’s business pending Completion

From the date of this Agreement until Completion (both dates inclusive) the Seller shall,use its best endeavours to procure that:

(a)the Business is carried on in the usual and normal course and with a view to profit;

(b)they shall use their best endeavours to preserve the goodwill of the Business and encourage customers and suppliers to continue to deal with them and shall do nothing which will or would be likely to injure such goodwill;

(c)the relevant Group Companies assist with the completions under the UK APA, US APA and Canada APA (including, without limitation, providing any information required in connection with the same);

(d)the Purchaser is notified in writing any fact, circumstance, event or action the existence, occurrence or taking of which constitutes, or may reasonably be expected to constitute, a termination right for the Purchaser under Clause 7.4; or

(e)no member of the Group shall, save with the prior written consent of the Purchaser, amend re-negotiate or terminate, or attempt to amend, re-negotiate or terminate, or otherwise vary in any way whatsoever, the terms of the UK APA, the US APA or the Canada APA;

(f)neither the Company nor any of the Subsidiaries shall, without the prior consent in writing of the Purchaser, enter into any contract or commitment or do anything that is out of the ordinary and usual course of its business or which materially affects the assets or liabilities of any such companies or their ability to carry on their respective businesses as now conducted.  In particular, the

Seller shall use its best endeavours to procure that save with the prior consent in writing of the Purchaser, from the date of this Agreement until Completion, neither the Company nor any of the Subsidiaries shall:

(i)make any alteration to its memorandum or articles of association or any other document or agreement establishing, evidencing or relating to its constitution or operation; or

(ii)create, allot or issue, repay or redeem or grant any option over any shares or loan capital or securities convertible into shares, or modify the rights attaching to any of its issued shares or loan capital, or purchase any of its shares or loan capital or reduce its share capital, other than follows from this Agreement; or

(iii)alter the nature or scope of its Business; or

(iv)manage its Business otherwise than in accordance with its business and trading policies and practice to date, except as may be necessary to comply with changes in the Law; or

(v)enter into any agreement or arrangement or permit any action whereby another company or person becomes its subsidiary or subsidiary undertaking; or

(vi)enter into any transaction other than on arms’ length terms and for full and proper consideration; or

(vii)acquire (whether by one transaction or by a series of transactions) the whole or a substantial or material part of the business, undertaking or assets of any other person; or

(viii)dispose of (whether by one transaction or by a series of transactions related or not) and whether or not in the ordinary course of business the whole or any substantial or material part of its business, undertaking or any Intellectual Property or (except in the ordinary course of business) any other of its assets, other than follows from this Agreement; or

(ix)incur any capital expenditure in excess of EUR 100,000 (one hundred thousand euro) in aggregate; or

(x)other than in the ordinary course of business, take any loans, borrowings or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, collars, guarantees or agreements or other interest rate instruments or any contracts or arrangements relating to derivatives or differences, or in respect of which the financial outcome is to any extent dependent upon future movements of an index or rate of currency exchange or interest, or in the future price of any securities or commodities; or

(xi)grant any loans or other financial facilities or assistance to or any guarantees or indemnities for the benefit of any person or create or allow to subsist or redeem any Encumbrance over the whole or any part of its undertaking, property or assets; or

(xii)enter into any joint venture, partnership or agreement or arrangement for the sharing of profits or assets; or

(xiii)enter into any death, retirement, pension, profit sharing, bonus, share option, share incentive or other scheme for the benefit of any of its officers or employees or make any variation (including, but without limitation, any increase in the rates of contribution) to any such existing scheme or effect any key man insurance; or

(xiv)commence, compromise, settle, waive a right in respect of or discontinue any legal or arbitration proceedings (other than routine debt collection) for an amount in excess of EUR 100,000 (one hundred thousand euro); or

(xv)terminate the employment or office other than for urgent cause of any of its directors, officers or senior employees (here meaning an employee whose present gross annual remuneration exceeds EUR100,000 (one hundred thousand euro) or appoint any new director, officer or senior employee or consultant or materially alter the terms of employment or engagement of any director, senior employee or consultant; or

(xvi)declare, make or pay any dividend or distribution (whether of capital or of profits), other than within the Group; or

(xvii)enter into any agreement or arrangement with, or vary any existing agreement or arrangement, or pay any remuneration, fee or other sum to the Seller, any Connected Person or any person controlled by the Seller (other than remuneration properly accrued due or reimbursement of business expenses properly incurred; or

(xviii)fail to maintain in force all its insurances at their current level of cover, or to pay all premiums which may become due in respect thereof or do anything which would or might entitle the insurers to avoid liability thereunder, other than follows from this Agreement;

(xix)do anything to affect the continuation and validity of all licences and consents upon which the Business depends or fail to renew any such licence or consent;

(xx)do anything to affect the value or existing use of any of the Properties, including making any material alterations to the same or terminating or giving a notice to terminate any lease or licence under which any Properties is held or varying the terms thereof;

(xxi)make any change to its accounting reference date or Tax accounting reference date or to any accounting procedures or Tax accounting procedures or policies or basis of drawing up accounts or Tax accounts;

(xxii)enter into, grant or modify or agree to terminate any rights or enter into any agreement relating to any material Intellectual Property Rights or otherwise allow any of its rights relating to material Intellectual Property Rights to lapse or be harmed;

(xxiii)enter into any agreement or obligation to do anything prohibited by paragraph 2(f)(i) to 2(f)(xxii) inclusive of this Schedule 4.

Schedule 5: Completion Obligations

1.Obligations of both Parties

The Parties shall deliver or make available to each other the documents and/or perform the acts, all as set out below, subject to the obligations set out in paragraph 2 and 3 of this Schedule being satisfied:

(a)by no later than  4:30pm CET on the  Completion Date, or so much earlier as practicable, the Purchaser shall ensure receipt of the amount of the Estimated Price (less the Deferred Payment), minus the South Africa Shortfall or plus the South Africa Excess, as the case may be, minus the Deposit (which is already held by the Escrow Bank), the Interest, the Completion Third Party Net Debt, the Completion Related Party Net Debt, one half of the costs of the Escrow Bank with respect to the Escrow Agreement and Deposit Escrow Agreement, and the fees for the Escrow Bank to be able to perform the FX Spot Transaction by electronic transfer to the Escrow Bank so that all steps can be taken in accordance with the Escrow Agreement at Completion at the latest; pending Completion, the Escrow Bank will hold these amounts  for and on behalf of the Purchaser (or the entities funding the Purchaser) in accordance with the Escrow Agreement;

(b)on the Business Day prior to the Completion Date, the Seller and the Purchaser shall execute the Escrow Agreement and as far as necessary provide an irrevocable instruction to the Escrow Bank to take all steps in accordance with the Escrow Agreement and to in particular upon receipt of the required funds and successfully completing the FX Spot Transaction send the confirmation of receipt of funds mentioned in paragraph 4.4 of the Escrow Agreement to the Notary and to pay out the relevant amounts immediately after it has received the Confirmation of Share Transfer from the Notary at same day value;

(c)the Seller and the Purchaser shall, and the Seller shall procure that the Company shall, deliver powers of attorney in the Agreed Form to the Notary for the execution of a notarial deed of transfer of the Shares, also in the Agreed Form (the “Deed of Transfer”), which powers of attorney are legalized, contain an authority statement and are apostilled and the Seller and the Purchaser shall, and the Seller shall procure that the Company shall, instruct the Notary, as far as necessary, to execute the deed of transfer immediately upon receipt of the confirmation of receipt of funds from the Escrow Bank of the confirmation mentioned in paragraph 4.4 of the Escrow Agreement and to inform the Escrow Bank that the Deed of Transfer has been executed immediately after having done so, it being agreed that immediately upon the execution of the Deed of Transfer, the Escrow Bank will hold:

(i)the Estimated Price (less the Deferred Payment), minus the South Africa Shortfall or plus the South Africa Excess, as the case may be, minus one-half (½) of the premium for the R&W Policy, minus one-half (½) of the fees payable to the Escrow Bank for its services under the Escrow Agreement and the Deposit Escrow Agreement, plus the Interest, for and on behalf of the Seller;

(ii)the Completion Third Party Net Debt and the Completion Related Party Net Debt, for an on behalf of the relevant creditors to whom the Completion Third Party Net Debt and the Completion Related Party Net Debt is owed;

(iii)the fees payable to the Escrow Bank for its services under the Escrow Agreement and the Deposit Escrow Agreement for and on behalf of the Escrow Bank; and

(iv)one-half (½) of the premium for the R&W Policy for and on behalf of the Purchaser, to be applied by the Purchaser in payment of the premium for the R&W Policy,

in accordance with the Escrow Agreement, and that the Escrow Bank shall be instructed to promptly pay such amounts to the Seller the relevant creditors, and the Purchaser, as further detailed in the Escrow Agreement;

(d)the Seller shall deliver to the Notary the original shareholders register of the Company, and shall ensure that the shareholder registers of each other Group Company are in the possession of the Group;

(e)the Notary shall register the transfer of the Shares in the shareholders’ register of the Company and deliver the shareholders’ register to the Company; and

(f)the Notary shall make the necessary registrations with the trade register of the Dutch chamber of commerce.

2.Seller’s obligations

Subject to the performance by the Purchaser of its obligations under Paragraph 3 of this Schedule, on Completion the Seller shall:

(a)deliver to the Purchaser:

(i)a copy of a shareholders resolution approving the terms of this Agreement;

(ii)a deed of release in the Agreed Form releasing all indebtedness or other liability (actual or contingent) owing by the Group to the Seller Group;

(iii)confirmation in the Agreed Form that all loans to or from shareholders of the Seller and the Company are being repaid in full subject to Completion;

(iv)confirmation that the Seller has procured the release of the Company and its Subsidiaries from all security rights (if any), indemnities (if any) or other assurances given by the Company or its Subsidiaries to any person for the benefit of any member of the Seller Group;

(v)confirmation that all employee stock options have been paid in full or waived by the relevant Employees (subject to Completion);

(vi)duly completed forms for the appointment of Jason Boling (or such other person as the Purchaser nominates in writing at least 5 Business Days prior to the Completion Date) as an authorised signatory of the bank accounts of the Group Companies that can be submitted to the relevant banks at Completion; and

(vii)duly executed copy of the Equity Guarantee Letter;

(b)deliver to the Purchaser as agent for the Company and the Subsidiaries:

(i)the South African Share Transfer Form, duly signed by Hi-Tec Sports plc;

(ii)the board resolutions of Hi-Tec Sports plc, approving the South African Transfer;

(iii)the board resolutions of South African Holdco, approving and acknowledging the South African Transfer;

(iv)the South African Licence, duly executed by all parties to the South African Licence;

(v)all resolutions and other documentation required to effect the respective resignations and granting of discharge of Directors for each member of the Group which are not a Post-Completion Directors with immediate effect at Completion;

(vi)all resolutions, consents, filings and other documentation required to effect the respective appointments and/or resignations of Directors for each member of the Group in order to ensure that the respective board of Directors for each member of the Group shall be comprised of the Post-Completion Directors with immediate effect following Completion, or as otherwise specifically set out and agreed in the respective corporate approval(s) for such appointment(s)/ resignation(s);

(vii)a 1:88 DCC approval from Mr Van Wezel’s spouse or partner with respect to the entering into the Equity Guarantee Letter;

(viii)the documents and other items which are to be delivered at Completion, under and as defined in the UK APA, by the Sellers as defined therein, pursuant to paragraph 1 of Schedule 6 (Completion and Post-Completion) of the UK APA;

(ix)irrevocably release to the Purchaser, all documents which are required to be delivered by the Hi-Tec Sports USA, Inc. at Closing under and as defined in the US APA and Canada APA, respectively, pursuant to section 8.4 of the said US APA and Canada APA;

(c)procure the discharge of all guarantees and any analogous obligations, if any, given by the Company or any of the Subsidiaries in respect of the obligations of any other person (and including the guarantees and obligations stipulated to be discharged at Completion), confirmation from the relevant third parties of such discharge to be given in Agreed Form;

(d)confirmation (in the Agreed Form) from the relevant third parties of the release and discharge of any outstanding facility agreements and related security, including but not limited to the Completion Third Party Net Debt, and the Completion Related Party Net Debt and the Deutsche Bank AG guarantee related to the bonded warehouse; and

(e)deliver to the Purchaser a copy of the Escrow Agreement validly entered into by the Seller and the relevant creditors under the Third Party Net Debt (the latter to the extent required by the relevant creditors in relation to release of security);

3.Purchaser’s obligations

Subject to the performance by the Seller of its obligations under paragraph 2 of this Schedule, the Purchaser shall:

(a)ensure that the Company enters into new service agreements with Ed van Wezel, Martin Binnendijk;

(b)deliver to the Seller a copy of the Escrow Agreement validly entered into by all parties thereto (other than the Seller, the relevant creditors under the Third Party Net Debt, and the Escrow Bank); and

(c)ensure that the Company shall enter into a consultancy agreement with Matrix.

SChedule 6: General Warranties

Each warranty or representation in this Agreement which is expressed to be given in relation to the Company shall to the extent applicable also be deemed to be given in relation to each Subsidiary as if it had been repeated with respect to each such Subsidiary naming it in place of the Company throughout. References to Netherlands legal concepts shall, in respect of a jurisdiction other than the Netherlands, be deemed to include such legal concept which in that jurisdiction most closely approximates the Netherlands legal concept. This Schedule shall not apply in any respect to either the South African Holdco, the South African Subsidiary or with respect to the South African Shares.

1.Capacity and Authority

(a)The Seller has full power to enter into and perform this Agreement and any other document contemplated in this Agreement respectively, each of which constitutes (or will when executed constitute) binding obligations on the Seller in accordance with their respective terms.

(b)The Transaction and the execution of and compliance by the Seller of this Agreement will not breach or constitute a default any order, judgment, decree or other restriction of any kind to which the Seller is bound.

(c)This Agreement constitutes valid, legal and binding obligations on the Seller.

(d)The Transaction and the execution of and compliance with this Agreement and the other Transaction Documents will not cause a requirement for the Company to transfer or sell any security or other interest in any undertaking.

2.The Company

2.1Company Information

The information set out in Part 1 of Schedule 1 in respect of the Company is true, accurate, complete and not misleading.

2.2Incorporation

The Company has been duly incorporated and is validly existing under the law of its jurisdiction of formation.

2.3Implementation of resolutions

No resolution has been adopted by any corporate body of the Company, which has not been fully implemented.

2.4Registration requirements

The Company meets all registration requirements under applicable law. Evidence thereof (where available in the form of extracts) is included in the documents referred to in the Disclosure Letter. This evidence is correct and includes essential particulars as of the dates thereon and the information contained therein has not been modified by any subsequent event.

2.5Foreign Directors or proxyholders

The Company has no Directors, proxyholders (procuratiehouders) or their equivalents under any jurisdiction other than the Netherlands, other than the persons named in Schedule 1.

2.6Constitutional documents

The current articles of association of the Company read in conformity with the copy thereof, which is included in the documents referred to in the Disclosure Letter. The Company has at all times carried on its business and affairs in all respects in accordance with its articles of association or (where relevant) its memorandum of association.

2.7Statutory books

(a)The statutory books (including all registers and minute books) of the Company have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books, and no notice or allegation that any of them is incorrect or should be rectified has been received.

(b)In particular, the Company has properly kept record of all meetings of shareholders, managing directors and supervisory directors and the minutes of these meetings fully and correctly reflect the matters which have been dealt with during those meetings.

2.8Statutory returns

To the best of Seller's knowledge, the Company has at all times complied with the provisions of all relevant companies legislation of its jurisdiction of incorporation, including, as applicable the Companies Acts, and all returns, particulars, resolutions and other documents required to be filed with or delivered to any other authority of its jurisdiction of incorporation whatsoever, including, as applicable, the Registrar of Companies, by the Company, have been correctly and properly prepared and so filed or delivered.

2.9Share capital of the Company and its Subsidiaries

(a)The shareholders’ registers included in the documents referred to in the Disclosure Letter, correctly and completely reflect the current and former shareholdings of the Company and its Subsidiaries, and all particulars required to be entered in such registers under the relevant Laws.  Details of the share capital of each of the Subsidiaries including number, type and nominal value of their shares and the current and former holders thereof are set out in Schedule 1 and are true and correct. There are no grounds on the basis whereof any issue of the shares of any of the Company or its Subsidiaries may be invalidated.  All issued and outstanding equity interests of each Subsidiary are duly authorized, validly issued and fully paid and nonassessable, were issued in compliance with all applicable Laws concerning the issuance of securities, and have not been issued in violation of any pre-emptive rights, rights of first refusal, subscription rights or similar rights.

(b)The Sale Shares constitute the whole of the issued and to be issued share capital of the Company and the Seller is the sole legal and beneficial owner of the Sale Shares.

(c)At Completion, there will be no Encumbrance on, over or affecting any of the Sale Shares or any debentures or other securities of the Company. No claim has been made by any person to be entitled to the benefit of any such Encumbrance and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company, and neither the Seller nor the Company has agreed to confer any such rights. The Sale Shares are fully paid or credited as fully paid.  All of the outstanding equity interests of each Subsidiary is directly or indirectly owned beneficially and of record by the Company or a Subsidiary, free and clear of all Encumbrances.  There are no (i) authorized or outstanding securities of any Subsidiary convertible into or exchangeable for, no options or warrants or rights to subscribe for, or providing for the issuance or sale of, any capital stock or other ownership interest in, or any other securities of, any of the Subsidiaries, or (ii) voting trusts, proxies or other agreements among a Subsidiary’s stockholders with respect to the voting or transfer of such Subsidiary’s capital stock.

(d)During the past three (3) years, the Company has not at any time repaid, redeemed or purchased any of its own shares, or otherwise reduced its issued share capital or any class of it, or capitalised, in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed any resolution to do so, or agreed to do any of the above.

(e)Save as referred to in the Data Room, the Company has not issued any depositary receipts for shares (certificates) profit sharing certificates (winstbewijzen) or granted any other rights to share in its profits (winstrechten), nor granted any other rights to third parties (including but not limited to Employees) entitling such third parties to share in its profits.

(f)No person has the right, including a contingent right, exercisable on or after the date of this Agreement to require the Company to allot, convert, issue, register, sell, transfer, or repay any share or loan capital of the Company, or other security giving an interest in the share or loan capital of the Company.

(g)The Company does not have any security or other interest in or right to any security or interest in any undertaking.

(h)Each Subsidiary exists and is in good standing under the laws of its jurisdiction of formation and has the requisite power and authority to own or lease its properties and assets and to carry on its business as presently conducted.  Each Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction wherein the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so qualified and in good standing would not be material to the Business.

2.10Dividends

All dividends declared or due in respect of the Sale Shares have been paid in full.

2.11Solvency

(a)No proposal has been made or resolution adopted for the dissolution or liquidation of the Company, no circumstances exist which may result in the dissolution or liquidation of the Company, and no proposal has been made or resolution adopted for a statutory merger (juridische fusie) or division (splitsing), or a similar arrangement under the Law of any applicable jurisdiction.

(b)The Company has neither been (i) declared bankrupt (failliet verklaard) nor (ii) granted a temporary or definitive moratorium of payments (surséance van betaling) or (iii) made subject to any insolvency or reorganisation proceedings or (iv) involved in negotiations with any one or more of its creditors or taken any other step with a view to the readjustment or rescheduling of all or part of its debts, nor has, to the best knowledge of the Seller, any third party applied for a declaration of bankruptcy or any such similar arrangement for the Company under the Law of any applicable jurisdiction.

2.12Powers of Attorney

The Company has not granted any power of attorney or similar authority to any person which remains in force.

3.Subsidiaries

(a)The information set out in Part 2 of Schedule 1 in respect of the Subsidiaries is true, accurate, complete and not misleading.

(b)Other than the Subsidiaries, the Company does not have any subsidiary undertakings or any investment or interest in any other entity and there are no outstanding liabilities in relation to former subsidiaries or investments or interest in any other entity.

4.Accounts and Financial Position

4.1General

(a)The Accounts:

(i)have been prepared in accordance with Local GAAP applied on a basis  consistent with respect to the preceding five (5) financial years of the Company; and

(ii)give a true and fair view of the assets, liabilities, net asset value, financial position, solvency, liquidity and result of the Company and, on a consolidated basis, of its Subsidiaries at the date and for the period indicate.

(b)On the Accounts Date the Company had no obligations, liabilities or commitments exceeding EUR 50,000 individually (or in relation to a series of related obligations, liabilities or commitments) or EUR 250,000 in aggregate (for the avoidance of doubt, across all Group Companies), contingent or otherwise, matured or unmatured, which were not included in the Accounts or for which no adequate provisions have been made therein.

(c)The accounts receivable included in the Accounts have been valued at no more than their face value.

(d)Except as Disclosed, the Company has not failed to fulfil its obligations to timely publish its annual accounts relating the past five financial years.

(e)The Company's Tax accounts have been properly prepared and presented in accordance with the applicable accounting or Tax accounting principles in force at the time the relevant Tax accounts were prepared and give a true and fair view of the assets, liabilities and financial position of the Company and on a consolidated basis its Subsidiaries as at the Accounts Date and of the profits or losses of the Company and on a consolidated basis its Subsidiaries for the accounting period to which the Tax accounts relate.

4.2Provisions and reserves

Notwithstanding paragraph 4.1 of this Schedule 6, the Accounts make full provision or reserve for (or where appropriate disclose fully by way of note) all liabilities (whether actual, contingent, unquantified or disputed), capital commitments, Taxation, bad and doubtful debts, obsolete or slow-moving stock and depreciation as at the Accounts Date.

4.3Exceptional items

The Accounts do not include (and the profits of the Company for the period have not been affected to a material extent by) any extraordinary, exceptional, unusual or non-recurring items.

4.4Accounting records

The Company’s accounting records (including all invoices and other records required for VAT purposes) have been properly maintained, contain complete and accurate details of its financial, contractual and trading position and all other appropriate matters (including those required to be entered in them by applicable Law) and are in its possession.

4.5Management Accounts

The Management Accounts have been properly prepared in accordance with the Company’s accounting records, adopt accounting practices and policies and assumptions and estimation techniques consistent with those adopted in the Accounts of the Company, fairly and in all material respects state the assets, liabilities and financial position of the Company as at that date and the profits or losses for that period and do not include (and the profits of the Company for that period have not been affected to a material extent by) any extraordinary, exceptional, unusual or non-recurring items.

5.Events since the Accounts Date

5.1No adjustment

There is nothing that, if known at the Accounts Date or when the Accounts were approved, would have required the Accounts to be adjusted in any material respect.

5.2Events since the Accounts Date

Since the Accounts Date:

(a)the Company has carried on its Business in the normal course and without any interruption or alteration in the nature, scope or manner of its Business and nothing has been done which, to the best of the Seller's knowledge, would be likely to prejudice the interests of the Purchaser as a prospective purchaser of the Sale Shares;

(b)the Company has not experienced any material deterioration in its financial position or prospects or turnover or has had its Business, profitability or prospects materially and adversely affected by the loss of any customer or source of supply or by any factor not affecting similar businesses to a like extent, and there are no facts which are likely to give rise to any such effects;

(c)otherwise than in the normal course of business, the Company has not acquired or disposed of or agreed to acquire or dispose of any assets of a value, or entered into any Contracts involving capital expenditure by it of an amount exceeding EUR 25,000 for any individual asset or Contract (or in relation to a series of related assets or Contracts) or EUR 100,000 in the aggregate (for the avoidance of doubt, across all Group Companies);

(d)otherwise than in the normal course of business or as follows from this Agreement, the Company has not assumed or incurred or agreed to assume or incur liabilities (actual or contingent), made any payment not provided for in the Accounts or entered into any other transaction, exceeding EUR 25,000 individually (or in relation to a series of related liabilities, payments or transactions) or EUR 250,000 in the aggregate (for the avoidance of doubt, across all Group Companies);

(e)the Company has not declared, made or paid any dividend, bonus or other distribution of capital or income;

(f)the Company has not carried out or entered into any transaction, and no other event has occurred, in consequence of which any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than Tax arising from transactions entered into or events occurring in the normal course of business (but not including Tax on deemed chargeable gains or deemed income);

(g)the Company has not made any material change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company, or appointed or employed any additional director, officer or key employee;

(h)the Company has received payment in full on their due dates of all debts due and owing to it and has not released, in whole or in part, or written off, any debts owing to it in an amount exceeding EUR 50,000;

(i)no event has occurred which would entitle any third party to terminate any Contract with, or any benefit enjoyed by, the Company or to call in any money from the Company before the normal due date;

(j)the Company has paid its creditors within the times agreed with such creditors and the Company does not have any debts owing by it that are due for payment in more than four weeks;

(k)the Company has not created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement (and, if any such Encumbrance, arrangement or agreement has been Disclosed or exists or has existed in breach of this paragraph, there has been no default by the Company in the performance or observance of any of the provisions of the Encumbrance, arrangement or agreement);

(l)the Company has not borrowed or raised any money or taken any financial facility (except such short term borrowings as are within the amount of any bank overdraft facility which was available to the Company at the Accounts Date) or renegotiated or received any notice from any bank that such bank wishes to renegotiate any overdraft facility available to the Company at the Accounts Date;

(m)the Company has not made any change to its accounting reference date or to any accounting procedures or policies or basis of drawing up the Accounts and no financial year of the Company has ended since the Accounts Date;

(n)the Company has not made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation Tax; and

(o)the Company (including any class of its shareholders) has not passed any resolution whether in general meeting or otherwise.

6.Transactions with the Seller, Directors and Connected Persons

6.1Loans and debts

After Completion, there will not be outstanding:

(a)any indebtedness or other liability (actual or contingent) owing by the Company to the Seller (as individual, shareholder or Director), any Director or any Connected Person of the Seller or Director;

(b)any indebtedness or other liability (actual or contingent) owing by the Seller (as individual, shareholder or Director), any Director or Connected Person of the Seller or Director to the Company; or

(c)any guarantee or security for any such indebtedness or liability.

6.2Arrangements with Connected Persons

The Company:

(a)is not, nor has been during the last three (3) years, a party to any agreement, arrangement or understanding (whether legally enforceable or not) in which the Seller (as individual, shareholder or Director), a Director or former director of the Company or any Connected Person of a Director is or has been interested whether directly or indirectly; or

(b)is not a party to, nor have its profits or financial position during the last three (3) years been affected by, any agreement or arrangement which is not entirely of an arm’s length nature.

6.3Competitive interests

Neither the Seller:

(a)(as individual, shareholder or Director), any Director nor any Connected Person of the Seller or Director, either individually or with any other person or persons, has any interest, directly or indirectly, in any business which has a trading relationship with the Company or (other than that now carried on by the Company) which is or is likely to become competitive with any aspect of the Business of the Company except as registered holder or other owner of any class of securities of any company if either such class of securities is listed on any recognised investment exchange or if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than three per cent. (3%) of such class of securities; and

(b)the Seller individually or with any other person or persons, is not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company.

6.4Benefits

No Connected Person of the Seller is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company.

6.5Finder’s Fees

The acquisition of the Sale Shares by the Purchaser and/or the implementation or execution of this Agreement will not entitle any person to receive from the Company any finder’s fee, brokerage or commission.

7.Finance

7.1Bank accounts

There have been Disclosed:

(a)particulars of the balances on all the bank accounts of the Company as at 3 (three) Business Days immediately before the Completion Date and the Company has no other bank accounts.  Since the date of such particulars there have been no payments out of any such bank accounts except in accordance with the Agreement or for routine payments;

(b)all unpresented cheques drawn by the Company, and there are no such unpresented cheques drawn otherwise than in the normal course of business.

7.2Grants

(a)There are no outstanding applications for any grants made to the Company.

(b)No act or transaction has been effected in consequence of which the Company is or could be held liable to refund (in whole or in part) any grant made to the Company or any loan received by virtue of any statute, or in consequence of which any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.  This Transaction will not result in the Company being held liable to refund (in whole or in part) any such grant or any loan received by virtue of any statute and will not result in any such grant or loan for which application has been made by it not being paid or being reduced.

7.3Options and guarantees

(a)The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

(b)No person has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

7.4Payment of obligations

(a)No obligation due for payment by the Company is overdue by more than 30 days beyond its due date for payment.

(b)Full details of the Transaction Expenses have been Disclosed in the Disclosure Letter.

7.5Debt

Immediately following the repayment of the Third Party Net Debt and the Related Party Payables pursuant to this Agreement, the Company will have no Debt, and no obligation to pay, or reimburse, any costs, expenses or fees relating to any Debt.

“Debt” for the purpose of this Warranty means the aggregate amount of borrowings and indebtedness of the Company, excluding any Intercompany Payables, in the nature of borrowings, (whether principal, premium, accrued unpaid interest, including any acceleration or prepayment penalties incurred or to be incurred upon Completion, accrued discount or other amounts), (whether or not payment is due at or before Completion), owing to any financial, banking, lending, or other similar institution, any existing or historic shareholder of the Company or its Affiliates or any other person, including the following items:

(a)monies borrowed (including under any hire-purchase or sale and lease-back arrangements);

(b)any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; and

(d)any amount raised under any other similar transaction having the commercial effect of a borrowing, but excluding trade creditors.

8.Assets

8.1Title

(a)Except for assets disposed of in the ordinary course of trading, at Completion the Company has legal and beneficial title (free from any Encumbrance, hire or hire purchase agreement or leasing agreement or agreement for payment on deferred terms) to all assets of the Company which are necessary to carry on the Business as it has been carried on for the year prior to the date of this Agreement.  The Company does not depend on the use of any assets of the Seller that are not being transferred.

(b)The Company has not acquired or agreed to acquire any material asset on terms that title does not pass to it until full payment is made.

(c)Where agreements were transferred or assigned to the Company and/or rights under agreements were transferred or assigned to the Company, such transfer and assignments were duly made, and if consent of third parties was required for the transfer of any such assets, such consent was duly obtained.

8.2Condition of assets

The assets of the Company (including all vehicles, equipment and hardware) shown in the Accounts or acquired since the Accounts Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

(a)do not contravene any requirement or restriction having the force of Law;

(b)are in good repair and condition and are regularly maintained;

(c)are each capable of doing the work for which they were designed and/or purchased and will each be so capable (subject to fair wear and tear) during the period of time over which the value of such assets will be written down to nil in the accounts of the Company;

(d)are not surplus to the Company’s requirements; and

(e)are not dangerous, inefficient, out of date, unsuitable or in need of renewal or replacement outside of the ordinary course; and

(f)the vehicles owned by the Company are road-worthy and duly licensed for the purposes for which they are used.

8.3Rental payments

The documents referred to in the Disclosure Letter contain a complete and accurate list of all assets owned or in possession of the Company as per the date stated therein and held under any leasing, hire-purchase or other similar agreement, with an annual contract value of at least EUR 10,000, to which it is a party and rental rates have not been and are not likely to be increased in any material respect (other than annual indexation) and all such rentals are fully deductible by the Company for tax accounting purposes.

9.Liabilities and Finance

9.1Neither the Company nor a third party has given a guarantee, indemnity, mortgage, charge, pledge, lien, assignment, hypothecation or other security agreement or arrangement in respect of any obligation of the Company (excluding any guarantee given by the Company for any obligation of a Group Company and any guarantee, indemnity, mortgage, charge, pledge, lien, assignment, hypothecation or other security agreement or arrangement to be released at Completion).

9.2The Company is not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

9.3There are no actual or contingent liabilities of the Company of any nature whatsoever except:

(a)as disclosed in the Management Accounts; or

(b)as incurred in the ordinary and usual course of business since the date of the Management Accounts, all of which do not exceed EUR 50,000 in aggregate.

9.4There are no credit cards registered to the name of the Company and no BACS facilities subsisting as at the Completion Date.

10.Insurance

(a)In relation to each insurance policy taken out by any Group Company, the following applies:

(i)the insurance policy is in full force and effect;

(ii)all premiums payable in the past three (3) years have been duly paid; and

(iii)as far as the Seller is aware, there has been no act or omission that could make any insurance policy void or voidable.

(b)No Group Company has been refused insurance during the past three (3) years.

(c)The insurances of the Group Disclosed in the documents referred to in the Disclosure Letter give cover against business interruption and other risks that are normally insured by companies carrying on similar business activities or owning assets of a similar nature, including product liability.

10.2No insurance claim in excess of EUR 50,000 is currently pending. As far as the Seller is aware, no specific circumstances exist which could give rise to an insurance claim.

11.Litigation

11.1Except as plaintiff in the collection of debts (not exceeding EUR 100,000 in the aggregate) arising in the ordinary course of trading, neither the Company (nor in relation to the Company’s affairs) nor any Director, officer or employee of the Company is now or has been during the last three (3) years engaged in any Litigation (including litigation, arbitration or any hearing before any tribunal or official body), nor are any such proceedings pending or threatened.

11.2Matters giving rise to litigation

There is no matter or fact in existence which might give rise to any Litigation involving the Company, including any which might form the basis of any criminal prosecution against it.

11.3Injunctions, etc.

No injunction or order for specific performance has been granted against the Company which has not been discharged or fully complied with or is otherwise no longer in force.

11.4Orders and judgments

The Company is not subject to any order or judgment given by any court, tribunal or governmental agency which is still in force, or has given any undertaking to any court or tribunal or to any third party arising out of any Litigation.

12.Permits and applicable legislation

12.1Permits and authorisations

The Company has all necessary Permits, licences, consents and authorities (public and private) for the proper and effective carrying on of the Business in the manner in which the Business is now carried on and all such licences, permits, consents and authorities are valid and subsisting and the Seller knows of no reason why any of them should be suspended, cancelled or revoked whether in connection with the sale to the Purchaser or otherwise and there are no factors that might in any way prejudice the continuance or renewal of any of those licences, permits, consents or authorities and the Company is not restricted by Contract from carrying on any activity in any part of the world.

12.2No event has occurred as a result of which any of the Permits may be withdrawn or negatively affected. There is no reason to expect any withdrawal or negative change in respect of any of the Permits.

12.3The Business of the Company is carried on in compliance with all conditions of the Permits and there are no circumstances or events which prevent full compliance with the conditions of any of the Permits.

12.4The Business of the Company is not restricted by any zoning plan (bestemmingsplan), regulation or condition applicable to any Permit, nor is such restriction expected to occur.

12.5Data protection and Privacy

(a)The Disclosure Letter identifies the security policies that have been adopted and maintained with respect to Personal Information maintained by each Group Company.

(b)The Personal Information maintained by or on behalf of each Group Company is protected against loss, damage, and unauthorised access, use, modification, or disclosure, or other misuse, and no person (including any Authority) has made any claim or commenced any action with respect to loss, damage, or unauthorised access, use, modification, or disclosure, or other misuse of any such information.

(c)Each Group Company has at all times made all disclosures to, and obtained any necessary consents from, users, customers, employees, contractors, and other applicable Laws relating to data protection and privacy in each jurisdiction in which the relevant Group Company operates.

(d)Each Group Company is in compliance with, and there are no circumstances likely to give rise to breach of: (i) all applicable laws relating to data protection and privacy in each jurisdiction in which the relevant Group Company operates; and (ii) all contractual commitments that it has entered into with respect to Personal Information.

(e)Each Group Company’s privacy policy is in compliance in all material respects with all applicable Laws relating to data protection.

(f)Each Group Company has at all times: (i) filed any required registrations, or applied for such registrations, with the applicable data protection Authority, and (ii) all due and requisite fees in respect of such registrations have been paid.

(g)There are no outstanding information, enforcement, deregistration or transfer prohibition notices or any other nature of notice or audit request under any Data Protection Laws in any jurisdiction currently outstanding against any Group Company, or any outstanding appeal against such notices nor are there any circumstances which may give rise to the giving of any such notices.

(h)There are no unsatisfied requests to any Group Company made by data subjects in respect of personal data held by a Group Company, nor any outstanding applications for rectification or erasure of personal data.

12.6There are no outstanding claims for compensation for inaccuracy, loss or unauthorised disclosure of personal data nor so far as the Seller is aware is any personal data held by a Group Company inaccurate, nor has a Group Company lost or made any unauthorised disclosure of any such data.

13.Real estate and environment

(a)The Disclosure Letter sets out a true and complete list of (i) the real property (onroerende zaken) that is leased by any of the Group Companies and (ii) the real property with respect to which any of the Group Companies has an option or contractual obligation to purchase or lease (collectively, the “Properties” as set out in more detail in Schedule 2).

(b)No Group Company is the owner of any real property.

(c)All lease agreements relating to any of the Locations leased by any Group Company comply with all applicable Laws, are in full force and effect, and no Group Company is in breach of any material obligations under any relevant agreement. Each Group Company has at all times duly paid the rent payable in relation to the Locations leased.

(d)There is no outstanding written notice, order, dispute or proceeding regarding any Location leased or used by any Group Company and, as far as the Seller is aware, there is no fact, circumstance or matter which is likely to give rise to any such notice, order, dispute or proceeding.

(e)No Group Company is under any obligation to carry out material improvements, repairs or reinstatements during or at the end of the term of any lease agreement of all or part of any Locations leased by the Group Companies, nor has any Group Company received any order or instruction with respect to any such improvements, repairs or reinstatements.

(f)No Group Company has made renovations or alterations in excess of EUR 50,000 of any of the Locations other than on the basis of and in accordance with the prior consent, or the secured retrospective consent, of the relevant landlord.

(g)As far as the Seller is aware, there is no item of expenditure already incurred by the landlord of any Location or expected to be incurred within the next twelve (12) months which is recoverable in whole or in part from any Group Company.

(h)Each Group Company has fully and timely complied with all material applicable environmental Laws and zoning plans and Laws.

(i)As far as the Seller is aware, the real estate used by the Group Companies is not polluted and/or contaminated with any hazardous substances (as such terms are defined in applicable environmental Law) to the extent that any immediate remediation obligations exist assuming the continuation of the Business as undertaken as at the date of signing of this Agreement and no construction work requiring any excavation is undertaken with respect to the premises used by the Group.

(j)There have not been any complaints against any Group Company about noise, smells, pollution, or other inconveniences caused by any Group Company.

(k)No Authority has given any directive, order or notice to the Group Companies that imposes an obligation on the Group Companies to make any improvements and/or repairs of the Locations.

(l)No Group Company has received any written claim from any Authority in connection with:

(i)any (possible) pollution of the Locations leased; or

(ii)non-compliance with environmental Law at the Locations and facilities used by the Group Companies.

14.Trading

14.1Tenders, etc

No offer, tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

14.2Delegation of powers

There are in force no powers of attorney given by the Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any Contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading Contracts in the normal course of their duties.

14.3Consequence of acquisition of Sale Shares by Purchaser

Neither the sale of the Sale Shares under this Agreement nor any change in the management of the Company will:

(a)to the best of the Seller's knowledge, cause the Company to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

(b)relieve any person of any obligation to the Company (whether contractual or otherwise) or legally entitle any person to determine or terminate any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

(c)conflict with, or result in the breach of, or constitute a default on the part of the Company or the Seller under (i) any of the terms, conditions or provisions of any Contract or instrument to which it is now a party; or any loan to or mortgage created by it; or (ii) its constitutional documents;

(d)result in any present or future indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

(e)result in the acceleration of any benefit under or result in any payment owing to a third party under any of the terms, conditions or provisions of any Contract or instrument to which it is now a party; or any loan to or mortgage created by it;

(f)cause any Director, officer or senior employee of the Company to leave employment (other than in accordance with the terms of this Agreement); or

(g)conflict with, violate or result in a breach of any law, regulation, order, decree, claim form or application notice applicable to the Company or the Seller or any of them; or

(h)entitle any person to receive from the Company any finder’s fee, brokerage or other commission.

14.4Product regulatory requirements

During the last three (3) years, no Group Company has:

(a)claims for having designed, manufactured, placed on the market, installed, supplied or put into service any Product which was at the material times not fully compliant:

(i)the requirements of all applicable Laws of any territory in which such Product has been placed on the market or put into service;

(ii)the terms of any applicable recognised national or international product standards; or

(iii)any applicable representation or warranty (whether express or implied) given in respect of such Product; or

(b)had knowledge of or received any notice, claim, governmental enforcement action or other communication from any person alleging any defect in any Product or any contravention of any applicable law or standard relating to the Products.

14.5Guarantees and warranties

Except for warranties or guarantees (i) implied by law,  or (ii) set out in the Group’s standard conditions of sale which have been Disclosed, or (iii) otherwise given in the usual course of business and which is not unusual in comparison to the warranties or guarantees given to similar customers, either in its nature or duration, each outstanding:

(a)guarantee, warranty and/or representation given or made in respect of Company Product sold or contracted to be sold by the Company; and

(b)liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any Company Product that would apply after any such article or stock has been delivered by the Company, has been Disclosed.

14.6Export Control

No Group Company is, or has been, in breach of any Export Control Laws.

14.7State aid

The Company is not or has not been in receipt of any payment, guarantee, financial assistance or other aid from a government or other state body which was not, but should have been, notified to the European Commission under Article 88 of the EC Treaty for a decision declaring such aid to be compatible with the common market.

14.8Restrictions on trading

The Company is not or has not been a party to any Contract or practice restricting its freedom to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit.

14.9Possession of records

In the case of the Company:

(a)all title deeds and agreements to which it is a party and all other documents owned by it or which ought to be in its possession or held unconditionally to its order are in its possession or so held; and

(b)subject to customary or ordinary course software licenses, none of its records, systems, controls, data or information is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerised or not) which (including all means of access to and from them) are not under the exclusive ownership and direct control of the Company.

14.10Business names

The Company does not use on its letterhead, books or vehicles or otherwise carries on its Business under any name other than (part of) its corporate name.

14.11Unlawful acts

Neither the Company nor any of its officers has been prosecuted for any criminal, illegal or unlawful act connected with the Company.

14.12Violations and Litigation

(a)There has been no violation by the Company of any Law or regulation as a result of which the financial or commercial position of the Company post Completion could be materially adversely affected.

(b)To the best of the Seller's knowledge, the Company is not party to any agreement, and does not take part in any concerted practice, is not bound by any decision of an association of undertakings which contravenes the Competition Act (Mededingingswet) or the competition laws of any other country or the European Community.

(c)The Company has with respect to its activities not received notice, summons or an official request of any kind from, or is not under any obligation to notify, the Netherlands Competition Authority, the European Commission or any Authority in any other country competent in competition matters.

(d)The Company is not engaged in, subject to or affected by any criminal, civil or administrative proceedings or investigation, nor are there any such proceedings or investigations threatened against any of the Companies.

(e)To the best of the Seller's knowledge, prior to the Completion the Company has not put into circulation any product which could reasonably be expected to give rise to liability (produktaansprakelijkheid) for the Company.

14.13Bribery Act

To the best of the Seller’s knowledge:

(a)neither the Company, nor any of its UK Subsidiaries (or agents of the UK Subsidiaries) nor any of their officers or employees, has at any time, or is presently or has not agreed to become, engaged in any conduct (including by way of acquiescence or failure to perform) that would constitute an offence under the BA 2010 or would have done so if the BA 2010 had been in force at the relevant time.

(b)the Company and its UK Subsidiaries have at all relevant times had in place adequate procedures designed to prevent persons associated with it within the meaning of section 8 of the BA 2010 from undertaking any conduct that would constitute an offence by the Company under section 7 of the BA 2010 (or would have done so if the BA 2010 had been in force at the relevant time), all such procedures have been Disclosed and no such person has at any time, or is presently or has agreed to become, engaged in such conduct.

(c)The Company, the UK Subsidiaries, no person so associated with them nor any of their officers, employees or agents of the UK Subsidiaries who are not so associated with them is not or has not been the subject of any actual or threatened investigation, or has been charged, in connection with any offence or alleged offence under the BA 2010 or any behaviour that would have been such an offence had the Act been in force at the relevant time, and there are no circumstances likely to give rise to any such investigation or charge.

14.14Foreign Corrupt Practices Act

To the best of the Seller’s knowledge:

(a)the Company has not, nor has any Subsidiary, manager, Director, officer, agent, employee or other person acting on behalf of or in the name of the Company or a Subsidiary: (i) offered or used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political campaign or activity; (ii) offered or made a direct or indirect unlawful payment or conveyance of something of value to any foreign or domestic government official, employee or political candidate or established or maintained any unlawful or unrecorded funds; (iii) violated any provision of the US Foreign Corrupt Practices Act of 1977 (the “FCPA”) or any Law equivalent to the FCPA or concerning such unlawful payments or gifts in any jurisdiction; (iv) offered or given any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official or employee of any Authority; (v) received any unlawful discounts or rebates in violation of any Law relating to antitrust or competition; or (vi) breached or waived any code of ethics or similar foreign, federal or state policy regarding business conduct.

(b)the Company, Subsidiaries nor any manager, Director, officer, agent, distributor, employee or other person acting on behalf of or in the name of the Company or any Subsidiary: (i) is not, or is not owned or controlled by, a person subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury  or included on any list of restricted entities, persons or organisations published by the government of the United States of

America including the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar Law (any such person, a “Restricted Party”) or (ii) has not engaged in any unlicensed transaction with any Restricted Party or has otherwise been in breach of any such sanctions, export controls, restrictions or any similar foreign, federal or state Law.

15.Contracts

15.1

(a)There are no Contracts which:

(i)other than Inbound Intellectual Property Contracts or Outbound Intellectual Property Contracts, are incapable of complete performance in accordance with its terms within three months after the date on which it was entered into or undertaken;

(ii)are likely to result in a loss to any Group Company on completion of performance;

(iii)cannot readily be fulfilled or performed by the relevant Group Company on time and without undue or unusual expenditure of money and effort;

(iv)involve or are likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

(v)require an aggregate consideration payable by any Group Company in excess of EUR 50,000 except in the ordinary and proper course;

(vi)are a contract for services (other than Contracts for the supply of electricity or normal office or business services and excluding, for the avoidance of doubt, agency, distributor and license Contracts);

(vii)require any Group Company to pay any commission, finder’s fee, royalty or the like, which fee will remain outstanding as at Completion other than in the ordinary course of business;

(viii)are in any way otherwise than in the ordinary and proper course of the Group Company’s Business or would in any respect reasonably be regarded as onerous or material by an intending purchaser of the Sale Shares; or

(ix)are a Contract that includes any grant by any Group Company to any person of any express license, right or covenant not to sue with respect to any Patents.

(b)Each of the following Contracts has been Disclosed:

(i)distributor, reseller, sales representative, marketing, merchandising or advertising Contract; or

(ii)Contract that grants to any person other than a Group Company any (i) exclusive license, supply, distribution or other rights, (ii) ”most favoured nation” rights, (iii) rights of first refusal, rights of first negotiation or similar rights, (iv) rights to prevent a Group Company competing or entering any type of business or undertaking, or (v) exclusive rights to purchase any of the Group Company’s products or services.

15.2Performance of Contracts

(a)In relation to each Group Company:

(i)during the past three (3) years it has received no notification that it is in breach of any of the terms of its Contracts with a value exceeding EUR 25,000 in relation to any individual Contract, or EUR 250,000 in aggregate in relation to all Contracts (for the avoidance of doubt, across all Group Companies), which have not been settled in full;

(ii)the other parties to the Contracts have complied with their terms in all material respects;

(iii)the terms of all its Contracts have been complied with by it and by the other parties to the Contracts in all material respects and there are no circumstances likely to give rise to a default by it or, so far as the Seller is aware, by any other party under any Contract;

(iv)there are no outstanding claims, exceeding EUR 25,000 individually or in relation to a series of relation claims, or EUR 100,000 in the aggregate (for the avoidance of doubt, across all Group Companies),  and which are not reflected in the Management Accounts, on the part of customers or other persons in respect of defects in quality or delays in delivery or completion of Contracts or deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by it and the Company has received no notification that any such claims are threatened or anticipated and there is, to the best of the Seller's knowledge, no matter or fact in existence in relation to goods or services currently sold or supplied by it which might give rise to any such claim beyond the regular scope of business and/or the normal returns and claims policies;

(v)it has no knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any agreement or other transaction to which it is a party or in relation to which it otherwise purports to have enforceable rights and it has received no notice of any intention to terminate, repudiate or disclaim any such agreement or other transaction; and

(b)to the best of the Seller's knowledge, there are no actual or purported Contracts which are material to its Business and under which it purports to have enforceable rights by virtue only of third party beneficiary provisions (derdenbedingen).

16.Employees

16.1Particulars of employees

The documents referred to in the Disclosure Letter include a schedule of the material obligations of the Company towards its Directors, officers and Employees as regards all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive, bonus and severance arrangements to which the Company is a party, whether legally binding or not) and the length of notice required to terminate each contract, other than the statutory arrangement laid down in applicable law. Every Director, officer and Employee of the Company who works in the United Kingdom or the United States and requires permission to work in the United Kingdom or the United States, as the case may be, has current and appropriate permission to do so.  No material offer of employment or engagement has been made by the Company which has not yet been accepted, or no such offer has been made and accepted but the employment or engagement has not yet started.

16.2Contracts of employment

There is no contract of employment or worker’s contract in force between the Company and any of its Directors, officers, employees or workers which is not terminable by the Company without compensation (other than any compensation payable under Parts X and XI ERA) on three months’ notice or less given at any time.  There are no consultancy, independent contractor, agency, secondment or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company (or any employers’ or trade association of which the Company is a shareholder) and any trade union or works council, staff association or other body representing employees or workers or a substantial body of them.  There  are no unionising activities by or with and no outstanding pay negotiations with any employees, workers or trade unions, works councils or any other body representing employees.  All current and former employees in the United States are and have been employed on an at-will basis and each is and has been properly classified as exempt or non-exempt, as the case may be, under the Fair Labor Standards Act or any other applicable law.  Each current and former employee, independent contractor, consultant, or other service provider in the United States is and always has been properly classified as an employee or independent contractor, as the case may be, under applicable law.

16.3Benefits

16.4There are no amounts owing to present or former directors, officers, employees or workers of the Company other than salary and expenses for the current pay period and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer, employee or worker of the Company, nor any dependant of any present or former director, officer, employee or worker of the Company. There are no bonus, profit sharing, savings, redundancy or exit arrangements, share option or stock appreciation rights schemes or share repurchase schemes or any similar arrangements in existence for the account of the Company and for the benefit of any of the Employees or its former employees or Directors.

To the best of the Seller's knowledge:

(a)the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event entitle any Employee to any severance pay, unemployment compensation or any other payment or benefit or increase the amount of compensation due to any such Employee.

(b)each US employment agreement, US Benefit Plan, or other US contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Internal Revenue Code) has been at all times in compliance with Section 409A of the Internal Revenue Code, the Internal Revenue Code regulations thereunder, and any administrative guidance relating thereto; and no additional tax under Section 409A(a)(1)(B) of the Internal Revenue Code has been or is reasonably expected to be incurred by a participant in any such Company Plan, employment agreement, or other contract, plan, program, agreement, or arrangement. To the best of the Seller's knowledge, the Company is not obligated to make, or will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Internal Revenue Code (without regard to Subsection (b)(4) thereof).  The Company is not a party to, or otherwise obligated under, any US contract, agreement, plan or arrangement that provides for the gross-up of taxes imposed by Section 409A(a)(1)(B) or Section 4999 of the Code.

16.5Liabilities and payments

Except to the extent (if any) to which provision or allowance has been made in the Accounts or follows from the Agreement:

(a)no liability has been incurred or is anticipated outside of the ordinary course of business by the Company for breach of any contract of employment or worker’s contract or contract for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or wrongful discharge or for failure to comply with any order for the reinstatement or re-engagement of any claim of discrimination or for any other liability (statutory, contractual or otherwise) accruing from the termination or variation of any contract of employment or for services or any worker’s contract;

(b)no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment, worker’s contract or contract for services of any present or former director, officer, employee or worker or any dependant of any present or former director, officer, employee or worker of the Company;

(c)no payment is owed or has been promised by the Company to any former consultant or independent contractor of the Company in connection with the services formerly provided by such contractor or consultant to the Company, other than in the normal course of business;

(d)the Company has neither made or agreed to make any payment to, or provided or agreed to provide nor entered into any discussions or negotiations to provide any benefit or change in terms and conditions of employment for, any of its present or former directors, officers, employees or workers in connection with the sale and purchase contemplated by this Agreement.

16.6Relevant Legislation

(a)The Company has complied with all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice having the force of Law relating to its Directors, officers, employees and workers and (so far as relevant) former directors, officers, employees and workers and has to the extent required by Law maintained current and adequate records regarding the service, terms and conditions of employment of each of its employees and workers.

(b)The Company has at all times in all material respects complied with the labour laws applicable to it, including but not limited to the Arbeidsomstandighedenwet and the Wet op de ondernemingsraden and any implementing regulations.  There are no agreements with any works council or other representative body of employees or with any of the Employees with respect to their collective representation.

(c)Each UK Subsidiary has complied with the Immigration Asylum and Nationality Act 2006 and other relevant UK legislation as well as any regulations, codes of practice or guidance regarding the reporting of labour movement, the employment of foreign workers and its sponsorship license.

16.7Termination of employment

No present Director, officer, employee or worker of the Company has given or received notice terminating his employment or engagement except as expressly contemplated under this Agreement and no notice to terminate such employment or engagement is threatened or contemplated. Except as follows from the Agreement, Completion of this Agreement will not entitle any such Director, officer, employee or worker to terminate his employment or engagement or contract or trigger any entitlement to a severance payment or liquidated damages or to any other payment or benefit.

16.8Share and other schemes

The Company does not have in existence nor is it proposing to introduce, and none of its Directors, officers, employees or workers participates in (whether or not established by the Company), any employee share option plan, employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers, employees or workers or the dependants of any of such persons or any scheme under which any of its present or former directors, officers, employees or workers is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company including any profit related pay scheme.

16.9Disputes and claims

Neither the Company nor any of its former or present directors, officers, employees or workers is involved in any employment or industrial dispute, no dispute exists or can reasonably be anticipated between the Company and any of its Directors, officers, employees or workers or any trade union, works council or staff association or other body representing directors, officers, employees or workers or a substantial number of them and there are no material wage or other claims outstanding against the Company by any person who is now or has been a director, officer, employee or worker of the Company.

16.10Transfer of undertakings

The Company has not:

(a)been a party to any relevant transfer as defined in TUPE; or

(b)failed to comply with any duty to inform and consult any Trade Union or employees’ or workers’ representatives under TUPE,

within the period of three (3) years preceding the date of this Agreement.

16.11Agreements with Trade Unions

The Company is not a party to any agreement or arrangement with or commitment to any Trade Unions or staff association nor are, to the best of the Seller's knowledge, any of its employees members of any trades union or staff association and no application for collective bargaining recognition by a Trade Union is pending in relation to the Company under Schedule A1 of TULRCA.

16.12CLA

The Company is not bound by any collective labour agreement.

17.Pension Schemes

The Company is not nor has it been a party to any agreement or arrangement for the provision of pensions, allowances, lump sums or other like benefits on retirement, death or long term ill health for the benefit of any current or former employee of the Company or their dependants nor has the Company provided or promised to provide any ex-gratia pensions, lump sums or like benefits for any current or former employees of the Company or dependants thereof.  In particular, there is no obligation to pay contributions to any personal pension scheme in respect of any employee.

(a)The Pension Schemes of the Company are Disclosed. The Pension Schemes apply to all Employees or former employees and Directors and the Company is not party to any Pension Schemes relating to any of the Employees, including pension insurance or excess (excedent) insurance, other than the Pension Schemes.

(b)All premiums that have fallen due in respect of the Pension Schemes have been paid when due or are adequately provided for. The Company does not have any obligation with respect to Pension Schemes, whether or not conditional or contingent, including but not limited to back-service obligations, which are not fully funded or adequately provided for.

(c)Each US Pension Plan is identified in the Disclosure Letter. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, accelerate the time of payment or vesting of any benefit due to any Employee.

(d)All contributions due to and in respect of any US Pension Plan have been duly paid.

(e)Neither the Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan (within the meaning of Sections 3(37) or 4001(a)(13) of ERISA or Section 414(f) of the Code) (a “Multiemployer Plan”); or incurred any liability in connection with the termination of a pension plan subject to Title IV of ERISA, the complete or partial withdrawal from any Multiemployer Plan subject to Title IV of ERISA, or the failure to make contributions due under Section 412 of the Code or premiums due to the PBGC under Title IV of ERISA.

(f)Each US Pension Plan and US Benefit Plan has been designed to comply with, and has been materially administered in accordance with, all applicable legal and administrative requirements and in compliance with its governing documents. The Company has complied in all material respects with its obligations under and in respect of the US Pension Plans.

(g)No claims or complaints have been made or are pending or threatened in relation to the US Pension Plans or US Benefit Plans or otherwise (except with respect to the ordinary payment of benefits) in relation to any of the Employees; there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Authority with respect to any US Pension Plan or US Benefit Plan. There are, to the best of the Seller's best knowledge, no facts or circumstances likely to give rise to such claims, complaints, audits, inquiries or proceedings.

18.Intellectual Property

18.1Interpretation

In this Agreement:

“Company Intellectual Property” means any and all Intellectual Property that is or has been owned, used, held for use, or practiced by any Group Company, or is necessary for the conduct of the Business of any Group Company, including, without limitation, the Trademarks and Domain Names identified in Schedule 3;

“Company Intellectual Property Registrations” means all of the registrations for Intellectual Property owned by or under obligation of assignment to or applications filed in the name of every Group Company or otherwise pertaining to any Company Intellectual Property, including, without limitation, the Trademarks and Domain Name Registrations identified in Schedule 3;

“Company Technology” means any and all Technology that is or has been owned, used, held for use, or practiced by any Group Company, or is necessary for the conduct of the Business of any Group Company;

“Confidential Information” means all non-public information constituting or relating to Intellectual Property, Technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant Contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information of a person includes all of that person’s Trade Secrets;

“Copyrights” means copyrights and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated);

“Databases” means databases and other compilations and collections of data or information;

“Domain Names” means Internet domain names and numbers, social media websites and applications;

“Intellectual Property” means any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with Technology, including:

(A)Patents;

(B)Copyrights;

(C)other rights with respect to Software, including registrations thereof and applications therefor;

(D)industrial design rights and registrations thereof and applications therefor;

(E)rights with respect to Trade Marks, and all registrations thereof and applications therefor;

(F)rights with respect to Domain Names, including registrations thereof and applications therefor;

(G)rights with respect to Trade Secrets or Confidential Information, including rights to limit the use or disclosure thereof by any person;

(H)rights with respect to Databases, including registrations thereof and applications therefor;

(I)social media websites, social media handles and hashtags and any name or mark under which any Group Company conducts or participates in any social media activities;

(J)publicity and privacy rights, including all rights with respect to use of a person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials;

(K) any priority rights relating to any of the foregoing; and

(L) any rights equivalent or similar to any of the foregoing.  Without limiting the foregoing, this includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing and other proprietary or intellectual property rights now known or hereafter recognised in any jurisdiction;

“Inbound Intellectual Property Contracts” has the meaning given in paragraph 18.11(A);

“Institutions” has the meaning given in paragraph 18.6(A);

“Intellectual Property Contracts” has the meaning given in paragraph 18.13;

“Invention Assignment Agreements” has the meaning given in paragraph 18.5(A)(3);

“Outbound Intellectual Property Contracts” has the meaning given in paragraph 18.12(A);

“Owned Company Intellectual Property” means any Company Intellectual Property other than Company Intellectual Property that is non-exclusively licensed to the Company;

“Owned Company Technology” means Company Technology other than Company Technology that is non-exclusively licensed to the Company;

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or other similar requirement enacted, adopted, promulgated or applied by any Authority;

“Patents” means any domestic or foreign patents, utility models, industrial design rights and applications, disclosures and drafts relating thereto (and any patents or utility models that issue as a result of such applications) and any reissues, certificates of re-examination, inter partes and post grant proceedings, divisions, divisionals, continuations, continuation-in-parts, provisionals, renewals, extensions, substitutions, reexaminations, or invention registrations related to such patents, utility models and applications;

“Software” means all:

(A)computer programmes and other software, including firmware and microcode, and including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, frameworks, software development kits and tools, application programming interfaces, subroutines and other components thereof;

(B)computerised Databases and other computerised compilations and collections of data or information, including all data and information included in such Databases, compilations or collections;

(C)screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing;

(D)descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organise and develop any of the foregoing; and

(E)all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing;

“Standards Organisations” has the meaning given in paragraph 18.17(A);

“Technology” means any and all:

(A)technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice);

(B)technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel, and other information, research, and materials;

(C)specifications, designs, models, devices, prototypes, schematics, manuals and development tools;

(D)Software, content, and other Works of Authorship;

(E)Databases;

(F) Trade Marks;

(G)Domain Names;

(H)Trade Secrets; and

(I)tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition;

“Trade Marks” means unregistered and registered trade marks and service marks, trade mark and service mark applications, common law trade marks and service marks, trade dress, get-up, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers, priority rights relating to any of the foregoing and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing;

“Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programmes, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including customer data), graphs, charts, sound recordings and/or pictorial reproductions, that both derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use and are the subject of efforts that are reasonable under the circumstances to maintain their secrecy; and

“Works of Authorship” means Software, register-transfer level and gate-level descriptions, netlists, documentation, scripts, verification components, test suites, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.

18.2Registered Intellectual Property held by the Company

Schedule 3 sets forth an accurate and complete list of all Company Intellectual Property Registrations (including the owner(s) of record thereof), and:

(a)for each Trade Mark, the application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the date issued and filed and the present status thereof;

(b)for each Domain Name, the expiration date, the registrant's name, address and contact details;

(c)for each registered design, the registration number or application serial number for each jurisdiction in which filed, the date issued and filed and the present status thereof;

(d)for each registered Copyright, the number and date of such registration or Copyright application by country, province and state;

(e)all actual and threatened Litigation (including re-examination, reissue, inter partes, post grant and protest proceedings) before any court, tribunal or other Authority in any jurisdiction (including the United Kingdom or United States Patent and Trade Mark Offices or equivalent authority anywhere in the world) related to any Company Intellectual Property Registrations; and

(f)any actions that must be taken within ninety (90) days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions.

18.3Integrity of Registrations – General

To the best of the Seller’s knowledge:

(a)Each of the Company Intellectual Property Registrations is valid, enforceable and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property Registrations have been made, and all necessary documents, materials, information and certificates in connection with such Company Intellectual Property Registrations have been filed with the relevant government authorities in the United Kingdom, the United States or other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations.

(b)All applications for Company Intellectual Property Registrations have been prosecuted in material compliance with all applicable rules, policies and procedures of the relevant government authorities of the United Kingdom or other jurisdictions (as applicable) for prosecution of applications for issuance or registration of Intellectual Property.

(c)There are no materials, information, facts or circumstances, including any materials, information, facts or circumstances that would constitute prior art, that would render any of the Company Intellectual Property Registrations invalid or unenforceable or that would materially affect any pending application for any Company Intellectual Property Registrations.

(d)There is no Litigation, including interference, derivation, re-examination (including inter-partes review, ex-parte re-examination, inter-partes re-examination, post grant review or covered business method review), reissue, opposition, nullity, cancellation proceedings or protests, pending that relates to any of the Company Intellectual Property Registrations, and no such Litigation is threatened by any Authority or any other person.

(e)No issuance or registration obtained and no application filed by any Group Company has been cancelled, abandoned, allowed to lapse or not renewed, except where that Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

(f)No Company Intellectual Property Registrations is subject to an invalidity challenge based upon lack of use.

18.4Ownership

(a)Each Group Company owns, and has good and exclusive title to, all Owned Company Intellectual Property and Owned Company Technology (other than Owned Company Intellectual Property and Owned Company Technology that is exclusively licensed to Company), and all Company Intellectual Property Registrations, free and clear of any Encumbrance.

(b)No person other than a Group Company has any ownership interest in or exclusive rights to any Company Products, Company Intellectual Property Registrations, Owned Company Technology or any Owned Company Intellectual Property or any improvements made by or for the Company to any Company Products, Owned Company Technology or any Owned Company Intellectual Property.

(c)All Owned Company Intellectual Property is fully paid as far as amounts have fallen due.

(d)Except as provided for in the Agreement, no Group Company has:

(i)transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorised the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property that is or was at any time owned or purported to be owned by the Company to any other person; or

(ii)permitted the Company’s rights in any Owned Company Intellectual Property to lapse or enter the public domain, except where that Company has in its reasonable business judgment decided to cancel, abandon, allow to lapse or not renew such issuance, registration, or application.

18.5Intellectual Property Arising from Product and Technology Development

(a)Each Group Company has required each current and former employee, contractor and consultant of that Group Company who has contributed to the creation or development of any Company Products, Company Intellectual Property or Company Technology to sign a valid and enforceable agreement that includes:

(i)confidentiality obligations in favour of the Group Company;

(ii)an effective and valid assignment to the Group Company of all right, title and interest in and to all Intellectual Property created or developed by such person in the scope of such person’s employment by or engagement with the Group Company (including the rights to transfer, license, amend and modify such Intellectual Property); and

(iii)a waiver of any and all moral rights (to the extent possible under applicable Law) such person may possess in such Intellectual Property (collectively, the “Invention Assignment Agreements”).

(b)Each Group Company has provided or made available to the Purchaser true, correct and complete copies of all Invention Assignment Agreements.

(c)To the extent any Intellectual Property covered by an Invention Assignment Agreement relates to Company Intellectual Property Registrations, and to the extent provided for by, and in accordance with, applicable Laws, each Group Company has recorded such Invention Assignment Agreements or other documents sufficient to evidence the assignment of such Intellectual Property to the Group Company, as applicable and appropriate, with the relevant Authority such that such Company Intellectual Property Registrations are in the name of the Group Company with no break in the chain of title. No current or former employee, contractor or consultant of a Group Company has ever excluded any Intellectual Property material to the business of the Company from any Invention Assignment Agreement executed by such person in connection with such person’s employment by or engagement with any Group Company.

(d)Each Group Company has paid, in full, all mandatory compensation to employees, contractors and consultants in relation to all Company Intellectual Property and Company Technology, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any current or former employees, contractors or consultants of any Group Company in relation to any Company Intellectual Property or Company Technology.

18.6Institutions Assisting Development

(a)No government, university, college, other educational institution, research centre or non-profit institution (collectively, “Institutions”) provided or provides facilities, personnel or funding for the creation or development of any Owned Company Intellectual Property, Owned Company Technology or Company Product and/or has any rights for compensation thereof.

(b)No Institutions have any rights in or with respect to any Owned Company Intellectual Property, Owned Company Technology or Company Products or any Intellectual Property or Technology made by any current or former employee, contractor or consultant of the Company that relate in any manner to Owned Company Intellectual Property, Owned Company Technology or the Company Products.

(c)To the best of the Seller's knowledge, no current or former employee, contractor or consultant of any Group Company who was or is involved in, or who contributed or contributes to, the creation or development of any Owned Company Intellectual Property or Owned Company Technology has performed services for any Institution during a period of time during which such employee, contractor or consultant was also performing services for a Group Company.

18.7Exploitability

(a)All Owned Company Intellectual Property and Owned Company Technology is fully transferable, alienable, licensable and otherwise exploitable by the Group

Companies (or any of them) without restriction and without payment of any kind to any person.

(b)No Owned Company Intellectual Property, or any other Company Intellectual Property, is the subject of any legal proceeding or Order which restricts exploitation, transfer or licensing or affects validity, exploitability or enforceability.

(c)There is no Order or other governmental prohibition or restriction on the use, practice or exploitation of any Company Intellectual Property or Company Technology in any jurisdiction in which the Company currently conducts, has conducted or currently contemplates conducting business or on the export or import of any of the Company Intellectual Property or Company Technology from or to any jurisdiction.

18.8Sufficiency

(a)The Intellectual Property and Technology owned by or validly licensed (pursuant to an enforceable written Inbound Intellectual Property Contract) to the Group Companies constitutes all Intellectual Property and Technology necessary and has been up to and including the Completion Date, sufficient for each Group to conduct its Business as and where conducted during the one (1) year period prior to Completion (including the design, development, manufacture, having manufactured, use, import, export, sale, offering for sale, reproduction, display, performance, modification, licensing, disclosure, or other exploitation of Company Products).

(b)Each Group Company has a valid and enforceable licence or right to use, practise and exploit all Company Intellectual Property and all Company Technology in the manner in which and where the foregoing Intellectual Property and Technology has been used, practised and exploited or is being used, practised or exploited.

18.9Infringement by Company

(a)To the best of the Seller's knowledge, none of the operation of the Business of any Group Company (including the design, development, manufacture, having manufactured, use, import, export, sale, offering for sale, reproduction, display, performance, modification, licensing, disclosure, or other exploitation of Company Products) or the use, practice or exploitation of any Owned Company Intellectual Property or Company Technology:

(i)infringes or violates, has infringed or violated any Intellectual Property of any person;

(ii)constitutes or results from a misappropriation or misuse of, has constituted or resulted from a misappropriation or misuse of any Intellectual Property of any person;

(iii)otherwise violates or has violated any rights of any person (including any right to privacy); or

(iv)constitutes or has constituted unfair competition or trade practices.

(b)No Group Company has received any notice from any person of any claim:

(i)alleging any infringement, misappropriation, misuse, violation or unfair competition or trade practices with respect to any Intellectual Property;

(ii)that a Group Company must license from any person or refrain from using any Intellectual Property or Technology; or

(iii)challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Owned Company Intellectual Property or Owned Company Technology,

and no such claim is threatened by any person in writing and no valid basis exists for any such claim.

(c)Without limiting the foregoing the Company has not received:

(i)any correspondence asking or inviting a Group Company to enter into a Patent or other Intellectual Property licence or similar agreement, to pay for or obtain a release for Patent or other Intellectual Property infringement, or otherwise to enter into other arrangements with respect to a Patent or other Intellectual Property of any other person relating to the Company Intellectual Property;

(ii)any notice or request from any person for indemnification with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property or Technology, which notice or request has not been finally resolved; or

(iii)any opinion of counsel regarding any allegation of infringement relating to the operation of the Business of any Group Company or any Company Products, Owned Company Technology or Owned Company Intellectual Property.

18.10Infringement of Company Intellectual Property

(a)No Group Company has made any claim against any person alleging any infringement, misappropriation, misuse, or violation of any Owned Company Intellectual Property or Owned Company Technology or any Intellectual Property exclusively licensed to the Company.

(b)To the best of the Seller's knowledge, no person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing, or violating, any Owned Company Intellectual Property or Owned Company Technology or any Intellectual Property exclusively licensed to any Group Company.

18.11Inbound Intellectual Property Contracts

(a)Complete and accurate copies of all Contracts pursuant to which any person has licensed any Intellectual Property to any Group Company or granted to any Group Company any immunity, authorization, covenant not to sue or other right with respect to any Intellectual Property (other than Software that is licensed on a non-exclusive basis under “shrink-wrap” or “click-through” contracts and is generally available on reasonable terms through commercial distributors or in consumer retail stores) (“Inbound Intellectual Property Contracts”) are included in the Data Room.

(b)During the past three (3) years, no Group Company has been subjected to an audit of any kind in connection with any Inbound Intellectual Property Contracts or received any notice of any intent to conduct any such audit.

18.12Outbound Intellectual Property Contracts

(a)Complete and accurate copies of all Contracts to which any Group Company is a party with respect to Company Intellectual Property licensed by the Company to any person or pursuant to which the Company grants to any person any immunity, authorization, covenant not to sue or other right with respect to any Company Intellectual Property (“Outbound Intellectual Property Contracts”) are included in the Data Room.

(b)None of the Outbound Intellectual Property Contracts cover or apply to any Intellectual Property of any person that is an Affiliate of the Company.

(c)No Company has made available any products, Software or Technology (and no Company has agreed to make available any Software or Technology) to any person other than pursuant to the Outbound Intellectual Property Contracts.

18.13Intellectual Property Contracts Generally

(a)The Inbound Intellectual Property Contracts, together with the Outbound Intellectual Property Contracts, are referred to as the “Intellectual Property Contracts”.

(b)Each Group Company has provided or made available to the Purchaser true, correct and complete copies of all Intellectual Property Contracts.

(c)No Group Company has either received from or provided or granted to any person any Intellectual Property or rights in or to any Intellectual Property other than pursuant to the Intellectual Property Contracts.

(d)No Group Company has any obligation to compensate or account to any person for the use, practise or exploitation of any Owned Company Intellectual Property or Owned Company Technology.

18.14Company Products

(a)Each Company Product conforms in all material respects to the specifications and documentation therefor and all applicable contractual commitments, express and implied warranties.

(b)No Company Products are the subject of any legal proceeding or Order which restricts their use, exploitation, transfer, licensing or export or import from or to any jurisdiction.

(c)No Group Company is aware or has been made aware to have any exposure as a result of having:

(i)designed, manufactured, placed on the market, installed, supplied or put into service any Company Product which was at the material times not fully compliant with:

(1)the requirements of all applicable Laws of any territory in which such Company Product has been placed on the market or put into service;

(2)the terms of any applicable recognised national or international product standards; or

(3)any representation or warranty (whether express or implied) given in respect of such Company Product; or

(ii)had knowledge of or received any written notice, claim, governmental enforcement action or other communication from any person alleging any material defect in any Company Product or any contravention of any applicable law or standard relating to the Company Products and as far as the Seller is aware, no other notice of any of the foregoing has been received by the Company.

18.15Software

(a)The Company and the Subsidiaries do not own and have not developed any software (“Company Software”).

(b)There are no material errors or bugs in the Company Software which have been reported to any Group Company which has not been fixed.

18.16Protection of Confidential Information

(a)Each Group Company has taken reasonable efforts to protect and maintain the confidentiality of, and the rights of that Group Company in, Confidential Information.

(b)Without limiting the foregoing, each Group Company has required each current and former employee, contractor and consultant of the Company with access to Confidential Information to execute a written agreement that provides reasonable protection for such Confidential Information and all current and former employees, contractors and consultants of each Group Company with access to such Confidential Information have executed such an agreement.

(c)All disclosures by any Group Company of any such Confidential Information have been made pursuant to a written agreement that provides reasonable protection for such Confidential Information.

(d)Each Group Company has taken such steps to protect the Confidential Information of any person provided to any Group Company as are required in accordance with all applicable obligations of confidentiality imposed on it by such person.

18.17Standards Organisations

(a)No Group Company has made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organisations (“Standards Organisations”) (including any commitments, promises, submissions, suggestions, statements, or declarations that would obligate the Company to grant licenses to any person or otherwise impair or limit the Company’s control of any Owned Company Intellectual Property).

(b)No Company Patent has been identified by any Group Company or any other person as essential to any Standards Organisation or any standard promulgated by any Standards Organisation.

(c)No Company Patent is essential to any Standards Organisation or any standard promulgated by any Standards Organisation.

(d)No Company Product implements or purports to implement a standard promulgated by any Standards Organisation.

18.18Effect of this Agreement

(a)Immediately following Completion, the Purchaser will be permitted to exercise all of the Group Companies’ rights under all Intellectual Property Contracts, to the same extent the Group Companies would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that it would otherwise have been required to pay had such transactions not occurred.

(b)Neither this Agreement nor any transactions contemplated by this Agreement will:

(i)alter, impair or otherwise adversely affect any rights of any Group Company in any Company Intellectual Property or Company Technology; or

(ii)result in:

(1)any person being granted rights or access to, or the placement in or release from escrow of, any Company Software source code or other Company Intellectual Property or Company Technology;

(2)the Company or any of its Affiliates granting, or being obliged to grant to any person any ownership interest in, or any license, immunity, authorization, covenant not to sue or other right under or with respect to, any of their Intellectual Property or Technology; or

(3)the Company or any of its Affiliates or any of their Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or personnel.

(c)Except as follows from this Agreement, there is no Contract to which any Group Company is party which would, by reason of this Agreement or any transactions contemplated by this Agreement result in:

(i)the Purchaser or any of its Affiliates granting, or being obliged to grant to any person any ownership interest in, or any license, immunity, authorization, covenant not to sue or other right under or with respect to, any of their Intellectual Property or Technology; or

(ii)the Purchaser or any of its Affiliates or any of their Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses or personnel.

(d)After giving effect to the transactions contemplated by this Agreement, no current or former partner, Director, shareholder, officer, employee, contractor or consultant of the Company will own or retain any rights to use any of the Owned Company Intellectual Property or Owned Company Technology other than for commercial reasons at arms length.

(e)The information technology services, software, computer hardware, network and telecommunications equipment that are used by any Group Company in connection with the operation of the Business of any Group Company as currently conducted (the “Systems”) are in good condition, have the benefit of the maintenance agreements Disclosed in the Data Room to ensure their continued operation and have been maintained in accordance with the manufacturer’s instructions. In the twelve (12) months prior to the date of signing of this Agreement, there have been no failures, security breaches, malfunctions, data loss or breakdowns of part of the Systems, which have materially adversely affected the Business.

(f)The Group Companies own, or use pursuant to binding and valid license agreements, all Systems as at the date of signing of this Agreement required for the continuation of the Business of that Group Company as such business has been carried on during the year prior to the signing of this Agreement. All such licenses are in full force and effect and have been complied with in all material respects.

(g)The Systems and the ability of the Group Companies to use all or any part of the Systems, including all relevant software licences, software and data, will not be affected by the Transaction.

(h)No changes or additions with an aggregate cost in excess of EUR 50,000 to the Systems are foreseen to be started within two (2) years after the signing of this Agreement for the continuance of the Business of the Group Companies in the ordinary course to the same extent as carried on in the period of two (2) years prior to the signing of this Agreement.

(i)There is no dispute or proceeding regarding any computer hardware or software, or other computer or communication systems used in the Business and, as far as the Seller is aware, there is no fact, circumstance or matter that is likely to give rise to any such dispute or proceeding.

(j)Each Group Company is the owner of all Owned Company Intellectual Property relating to the design (including interaction design) and layout of its websites, its mobile applications and other bespoke software used in the Systems.

19.Legal compliance

(a)The Group Companies have acted in compliance with all applicable Laws and are not conducting themselves in a way that, as far as the Seller is aware, violates any third party rights.

(b)The operations of each Group Company are, and have been, conducted in compliance with all applicable anti-money laundering laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines (collectively, “Money Laundering Laws”) and no investigation, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Group Company with respect to Money Laundering Laws is pending and, so far as the Seller is aware, no such actions, suits or proceedings are threatened or contemplated.

20.Information

No information has been intentionally withheld that, to the Seller's best knowledge, would make any Disclosed information or Warranty materially untrue, inaccurate or misleading.

Schedule 7:  Limitation of Seller’s Liability

1.Interpretation

In this Schedule where the context admits:

“Relevant Claim” means a claim under clause 9.1.

2.Financial limits

2.1Aggregate limit

Subject to further limitations contained in this Agreement, the aggregate liability of the Seller in respect of this Agreement shall be limited to an amount equal to the Price as finally determined in accordance with clause 3.1 and Schedule 8 of this Agreement.

The aggregate liability of the Seller in respect of Relevant Claims shall be limited to an amount equal to EUR 22,500,000.

2.2Thresholds

The Seller shall not be liable in respect of a Relevant Claim unless the liability of the Seller in respect of that Relevant Claim (ignoring any liability for costs, expenses and  interest) exceeds EUR 50,000. The Seller shall not be liable in respect of any Relevant Claims, to the extent that the aggregate amount of all claims under the Warranties for which the Seller would otherwise be liable does not exceed EUR 415,000.

2.3W&I Insurance

Subject to clause 11.2, the Parties hereby specifically agree that recourse against the R&W Policy shall be the sole and exclusive remedy for the Purchaser for any Losses and Expenses suffered under and/or claims under this Agreement, other than for Losses and Expenses suffered under and/or claims under: clauses 4 (Estimated Price), 5 (Post-Completion Price Adjustment), 7.3 (Deposit), 7.4 (Termination), 7.6 (Settlement of intra-group arrangements and agreements), 7.7 (No Leakage), 7.8 (Bonus Payments), 7.9 (Information required prior to Completion), 8 (Restrictions of the Seller), 9.7 (Waiver), 10 (Indemnity), 13 (Confidentiality), 14 (Announcements), 16 (Provisions relating to this Agreement), 17 (Law and Jurisdiction), Schedule 8 and Schedule 11, as well as the Definition referred to in such clauses, or resulting from failure by the Seller to deliver the Sale Shares in accordance with the provisions of clause 2 (Sale of Shares) or to complete the Transaction in accordance with the provisions of clause 7.2, whereby the Parties agree that if and when Completion has occurred, no recourse for Losses or Expenses suffered under and/or claims under such clause 7.2 (if any) shall remain.

The Purchaser shall procure that the R&W Policy shall include stipulations (in form and substance reasonably acceptable to the Seller) to the effect that, except in the case of fraud or willful concealment, the Insurer shall also not have any recourse against the Seller, its Affiliates, Connected Persons (including but not limited to Frank van Wezel), Key Management, Directors or other employees.

3.Time limits

3.1Notice to Seller

The Seller shall have no liability in respect of any Relevant Claim unless the Purchaser shall have given notice in writing to the Seller of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing the Purchaser’s calculation of the loss thereby alleged to have been suffered by it), such notice to be given as soon as reasonably practicable and in any event no later than 60 days after the Purchaser becomes aware of the claim and in any event not later than:

(a)upon expiry of three (3) months from the last date on which an assessment can be imposed on or collected from the Company or any Subsidiary by any competent Tax Authority, in the case of a Relevant Claim made under the Tax Warranties; or

(b)the date 5 years after the date of this Agreement, in the case of a claim in respect of any of the Fundamental Warranties; or

(c)the date 18 months after the date of this Agreement, in any other case.

4.Matters Disclosed

The Seller shall not be liable for a Relevant Claim to the extent that the Relevant Claim relates to matters Disclosed.

5.Forecasts

The Purchaser acknowledges and agrees that the Seller does not make any representation or warranty as to, and shall not be liable in connection with, the accuracy of any forecasts, estimates, projections, statements of intent, or statements of opinion howsoever provided.

6.Provisions

The Seller shall not be liable for a Relevant Claim in respect of any matter or claim for which any specific allowance, provision or reserve is made in the Accounts, unless the Losses incurred in respect of such fact, matter or claim exceed the amount of the applicable allowance, provision or reserve, in which case the Seller will only be liable for such excess. For this purpose, an allowance, provision or reserve shall be deemed to be specific if it can be reasonably evidenced on the basis of the financial administration of the Group, that such allowance, provision or reserve was intended by the management of the Group to relate fully or partly to the relevant fact, matter or claim.

7.Matters arising after Signing

The Seller shall not be liable for any Relevant Claim, of any matter, act, omission, or circumstance to the extent that the same would not have occurred but for:

(a)anything done or omitted to be done at the written request of the Purchaser;

(b)anything done or omitted to be done at the written request of any Group Company after Completion;

(c)any voluntary act or omission of the Purchaser or its Affiliates or Connected Persons after signing of this Agreement, including any change in the nature or conduct of the business as carried on by the Group Companies at Completion;

(d)the passing of, or any change in, any Law or administrative practice of any Authority after Completion;

(e)any change after Completion of any generally accepted interpretation or application of any Law;

(f)any change after Completion of Local GAAP or any generally accepted interpretation or application of Local GAAP; or

(g)any change in any accounting policy, basis or practice of the Purchaser or its Affiliates or Connected Persons introduced or having effect after Completion.

8.Insurance

The Seller shall not be liable in respect of any Relevant Claim or otherwise in connection with this Agreement to the extent that the Purchaser or its Affiliates or Connected Persons or a Group Company has a right of recovery under a policy of insurance in respect of the Losses and Expenses for which a claim is made, or such Losses and Expenses are or were, as the case may be, covered by a policy of insurance of the Group in force immediately prior to Completion.

9.Net financial benefit

The Seller shall not be liable in respect of any Relevant Claim or otherwise in connection with this Agreement if any Group Company or the Purchaser or its Affiliates or Connected Persons have any savings or net financial benefit because of any Losses and Expenses or the facts giving rise to such Losses and Expenses, but only to the extent of such savings or net financial benefit.

10.Mitigation of Losses and Expenses

The Purchaser shall procure that reasonable steps are taken to mitigate any Losses and Expenses.

11.No duplication of recovery

11.1Loss otherwise compensated

The Seller shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated for without direct or indirect cost to the Purchaser.

11.2No double recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same Losses in respect of any Relevant Claim or otherwise in connection with this Agreement.

Schedule 9: Tax Covenant

Part 1: Definitions

Each warranty or representation in this Agreement which is expressed to be given in relation to the Company shall also be deemed to be given in relation to each Subsidiary as if it had been repeated with respect to each such Subsidiary naming it in place of the Company throughout.

1.Definitions and Interpretation

1.1Definitions

“2010 Reorganisation” means (inter alia):

(i)the sale of the entire issued share capital of Sunningdale Corporation Limited (Bahamas) to Sunningdale Corporation Limited (Malta) in consideration for the issue of shares by Sunningdale Corporation Limited (Malta);

(ii)the establishment by Hi-Tec Sports PLC of a permanent establishment in The Netherlands and the transfer of the contribution of business and assets to the permanent establishment;

(iii)the sale of the business and assets referred to at (ii) above (“NL Business & Assets”) by the permanent establishment to Hi-Tec International Holdings B.V.;

(iv)the sale of the NL Business & Assets by Hi-Tec International Holdings B.V. to Hi-Tec Sports International Holdings B.V.;

(v)any other step or transaction related to or to bring into effect any of the steps or transactions referred to in (i) to (iv) above;

“Business Day” means any day other than a Saturday or Sunday or a day which is a public holiday in The Netherlands.

“CIT Group” means the group of companies for corporate  tax purposes registered or organised in accordance with a Tax Statute of which any of the Company and the Subsidiaries and/or the Seller are currently members.

“Covenantor” means the Seller.

“Event” includes any act, omission, event or transaction and without limitation, the receipt or accrual of any income, profit or gains, the declaration, making or payment of any distribution, membership of or ceasing to be a member of any group or partnership or association, death, any residence or change in residence of any person for Tax purposes, the expiry of any period and Completion.

“Pre-Completion Reorganisation” means:

(i)the sale of Hi-Tec Sports Espana; S.A.;

(ii)the incorporation of the Hi-Tec Sports France SAS;

(iii) the transfer of the assets from Hi-Tec Sports Espana; SA to Hi-Tec Sports France SAS; and

(iv)the sale and transfer of Hi-Tec Sports PLC by Sunningdale Bahamas ltd to Hi-Tec Sports International Holdings B.V.;

"Purchaser's Group" means the Purchaser those companies, including as of Completion the Group Companies, which may be treated for relevant Tax purposes as being, or as having at any time been, either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser;

“Secondary Liability” means any liability for which a Group Company is or will be liable or is or will be held liable, that would not have arisen but for the relationship between that Group Company and the Seller before Completion.

 “Subsidiaries” means each of the companies listed in Part 2 of Schedule 1.

“Tax Liability” means:

(a)a liability for which the Company is liable (for the avoidance of doubt, including a Secondary Liability) to make a payment of Tax (an “A Liability”);

(b)the application of all or part of any relief in computing either profits earned, accrued or received on or before Completion or Tax arising in respect of any event on or before Completion where  such relief arises in respect of any event occurring or period commencing after Completion and where but for such application the Company would have been liable to make a payment of Tax in respect of which the Purchaser would have been able to make a claim under this Schedule (a “B Liability”);

(c)the loss of all or part of a right to repayment of Tax which has been treated as an asset of the Company in the Accounts (a “C Liability”); and

(d)the loss of all or part of any relief in computing profits or Tax, which relief has been taken into account in  the Accounts (a “D Liability”)

“Tax Claim” means the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority (including the imposition of any withholding) from which notice, demand, assessment, letter, document or action it appears that a Tax Liability may be imposed on the Company.

PROVIDED THAT payment will be made whether or not the Purchaser or the Company is or may be entitled to claim reimbursement of the Tax Liability from any person.

 “Tax Statute” means any directive, statute, enactment, law or regulation whenever enacted or issued, coming into force or enacted into providing for or imposing any Tax or providing for the reporting, collection, assessment or administration of any Tax Liability and shall include orders, regulations, instruments, by-laws or other subordinate legislation mode under relevant statute or statutory provisions, any directive, statute enactment, law, order, regulation or provisions that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same.

“VAT Group” means the group of companies for value added tax purposes registered or organised in accordance with a Tax Statute of which any of the Company and the Subsidiaries and/or the Seller are currently members.

1.2Interpretation

In this Schedule:

(a)any reference to “relief”  shall include any loss, relief, allowance, credit, deduction, exemption or set-off in respect of any Tax;

(b)persons shall be treated as “connected” for the purposes of this Schedule if they are connected within the meaning of or Article 10a(4) of the Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969);

(c)any reference to something occurring (including a Tax Liability arising) in “the ordinary course of business” shall, without prejudice to the generality thereof, be deemed not to include:-

(i)anything which involves, or leads directly or indirectly to, the receipt by the Company of a Tax Claim in respect of any liability to Tax of, or properly attributable to, another person, firm or company;

(ii)anything which relates to or involves the acquisition or disposal of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm’s length terms;

(iii)anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated with any other company for any Tax purposes;

(iv)anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Tax Liability;

(v)anything which relates to the waiver or release of any debt; or

(vi)anything which gives rise to a deemed (as opposed to actual) profit;

(d)“profits” includes income, profits or gains of any description and from any source and profits earned on or before a certain date or in respect of a certain period includes profits treated as, or deemed to be, earned on or before that date or in respect of that period for Taxation purposes;

(e)any reference to an Event or the consequence of an Event occurring on or before Completion shall include the combined effect of:

(i)any two or more Events all of which shall have taken place or be deemed (for the purpose of Tax) to have taken place on or before Completion; and;

(ii)any two or more Events at least one of which shall have taken place or be deemed for the purpose of any Tax to have occurred on or before Completion and where the Event or one of the Events occurring before Completion occurred outside the ordinary course of business;

(f)the headings in this Schedule shall not affect its interpretation.

Part 2: Tax WARRANTIES

1.Tax liabilities

1.1Primary Tax Liabilities

During the last three (3) years, the Company has not entered into, done or made any act, transaction or omission, no Event has occurred or been deemed to occur for Tax purposes and no circumstances exist in relation to the Company, which has or have given rise or may give rise to any Tax Liability which is (i) unpaid and (ii) not adequately and fully provided for in the Completion Statement. No Event occurred or is deemed to have occurred for Tax purposes in relation to the Company which has or have given rise or may give rise to any Tax Liability which is (i) unpaid and (ii) not adequately and fully provided for in the Completion Statement.

1.22010 Reorganisation Tax Liabilities

2010 Reorganisation has not or may not give rise to any Tax Liability which is (i) unpaid and (ii) not adequately and fully provided for in the Completion Statement.

1.3The Pre-Completion Reorganisation

The Pre-Completion Reorganisation has not or may not give rise to any Tax Liability which is (i) unpaid and (ii) not adequately and fully provided for in the Completion Statement.

2.Tax returns and compliance

2.1Returns

During the last three (3) years, the Company has at all times submitted to all relevant Tax Authorities by the requisite dates every computation, record, account, filing, return, notice and all information for the purpose of Tax as it is require under applicable Tax laws and each such computation, record, account, filing, return, notice and information are accurate in all material respects.

2.2Reductions etc.

During the last three (3) years, the Company has always properly made all deductions, withholdings and retentions required to be made in respect of any actual or deemed payment made or benefit provided on or before Completion and has always duly, timely and correctly accounted for all such deductions, withholdings and retentions to each relevant Tax Authority and complied with all its obligations under any statute relating to Tax in connection with the same.

2.3Interest, fines etc.

During the last three (3) years, the Company has not been liable or will not, as a result of any action or Event occurring before Completion, become liable to pay any interest, penalty, surcharge or fine in connection with Taxation.

2.4No loss of relief

Neither in the current financial year nor in the preceding three (3) financial years has the Company claimed, utilized, or requested exemptions or deferrals in relation to Tax, including exemptions or deferrals of Tax relating to reorganisations or mergers, other than the business merger of the Dutch permanent establishment of Hi-Tec Sports Plc. into Hi-Tec International Holdings B.V. in early 2012.

2.5Claims, elections etc.

Every claim, election and disclaimer which has been taken into account for the purposes of the Accounts has been duly submitted by the Company within the requisite periods and either has been accepted as valid or its validity has not been and is not likely to be questioned or challenged by the relevant Tax Authority. Neither in the current financial year nor in the preceding five (5) financial years has the Company’s assets been written down other than in accordance with consistent tax accounting principles.

2.6Records

The Company has maintained and has in its possession and under its control all records and documentation that it is required by any statute relating to Tax to maintain and preserve and the Company has complete and accurate records and/or information to calculate its future Tax Liability or relief from Tax including, without limitation, arising upon the disposal of any asset owned by the Company at the date of this Agreement or which has been disposed of since the Accounts Date. The Company is not nor will it be held liable for Tax as a result of the disposal, settlement or conversion into equity of any debt at a value of that debt that is different from its value for Tax purposes.

2.7Elections etc. disclosed

The Disclosure Letter contains sufficient details of every:

(a)claim, election or disclaimer taken into account for the purposes of the Accounts or return required to be made by the Company, in each case the time limit for the making of which will not have expired on the Completion Date; and

(b)subsisting formal or informal arrangement or agreement (including advance tax rulings, advance pricing agreements and horizontal monitoring) entered into by the Company with any Tax Authority with regard to any of its Tax affairs.

The Company is not subject to a special regime with regard to Tax or the payment thereof.

2.8Investigations etc.

During the last three (3) years, the Company has not been and is as far as it is aware not likely to be subject to any investigation or non-routine audit or visit by any Tax Authority. There neither is nor has been any dispute, including but not limited to litigation, between the Company and any Tax Authority.

3.General provisions for Tax

To the extent required by generally accepted accounting principles, provision or reserve was made in the Accounts in respect of every Tax Liability for which the Company at the Account Date was or may have been liable or accountable whether or not such Tax Liability was or is a primary liability of the Company and whether or not the Company had has or may have any right of reimbursement against any other person.

4.Computation of profits and losses

4.1No Tax Liabilities other than in the ordinary course of business

Since the Accounts Date no Event has occurred which has given or may give rise to any Tax Liability (or would or may have given rise to a Tax Liability but for the availability of a Relief) other than corporation tax on trading profits of the Company (and not chargeable gains, balancing charges or deemed income or profits) arising from transactions entered into in the ordinary course of business of the Company carried on at the Accounts Date.

4.2Intra-group transactions

During the last three (3) years, the Company has not:

(a)paid interest without deduction of income tax;

(b)acquired any asset from any other company which at any relevant time was a member of the same group of companies  as the Company or was an associated company; or

(c)made any intra-group transfers of assets in circumstances such that the Company could be regarded as realising a chargeable gain on the appropriation of the asset to or from trading stock.

4.3Tax groups and fiscal unities

The Disclosure Letter contains full particulars of:

(a)all groups and consolidated groups for Taxation purposes and fiscal unities of which the Company or any Subsidiary is, or has been, a member within the last seven years, including but not limited to any CIT Group or VAT Group;

(b)every agreement relating to the use of group relief or allowance to which the Company or any Subsidiary is, or has been, a party within the last five (5) years; and

(c)any arrangements for the payment of group Taxation liabilities to which the Company or any Subsidiary has been party in the last five (5) years .

5.Losses

During the last three (3) years, no Event has or series of Events have occurred which will or may cause the disallowance of any carry forward or carry back of losses, excess charges, non-trading deficits arising from loan relationships (including such part of any deficit attributable to non-trading foreign exchange gains and losses and non-trading profits and losses on interest rate and currency contracts) which would otherwise have been available to the Company.

6.Anti-avoidance

During the last three (3) years, the Company has not been a party to, nor has been otherwise involved in, any transaction, scheme or arrangement having no commercial purpose and designed wholly for the purpose of avoiding Taxation or reducing a liability to Taxation.

7.Transfer pricing

During the last three (3) years, all transactions or arrangements made by the Company has been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully and adequately documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

8.Indirect Taxes

8.1The Company  is a taxable person and is only registered for the purposes of VAT, in the jurisdiction in which it is incorporated or organised.

8.2The Company is not nor has been, in the period of three (3) years ending with the date of Completion, a member of a group for the purposes of VAT.

8.3During the last three (3) years, all supplies made by the Company are subject to VAT. The Company  has not been, nor will be, denied full credit or allowance for all VAT paid or suffered by it.

9.Stamp Duties and Transfer Taxes

9.1Any document that may be necessary or desirable in proving the title of the Company to any asset which is owned by the Company at Completion is, to the extent applicable, duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

9.2Neither entering into this Agreement nor Completion will result in the withdrawal of any stamp duty or transfer or registration tax relief granted on or before Completion which will affect the Company.

9.3The Disclosure Letter sets out full and accurate details of any asset acquired or held by the Company before Completion in respect of which the Seller is aware, or ought reasonably to be aware, that an additional Taxation return will be required to be filed with a Tax Authority and/or a payment of stamp duty or transfer or registration tax made on or after Completion.

10.Residence

For Tax purposes, the Company is and has been resident only in the jurisdiction in which it is incorporated or organised and does not have nor had a permanent establishment or permanent representative or representative or other taxable presence in any jurisdiction other than that in which it is resident for Tax purposes. The Company does not constitute nor has it constituted a permanent establishment and it is not nor has it been a permanent representative or representative of another person.

11.Participation Exemption

All shareholdings held by the Company qualify and have during the last three (3) years qualified for exempt treatment for corporate income tax purposes under the participation exemption regime of Article 13 of the Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969).

Part 3: Tax Covenant

1.Covenant to pay

1.1Liability to pay

The Covenantor hereby covenant with the Purchaser to pay to the Purchaser or, at the option of the Purchaser, the Company, an amount equivalent to any Tax Liability of either of the Purchaser or the Company arising in respect of or as a consequence of or by reference to:

(a)any income, profits or gains earned, accrued or received or deemed for Tax purposes to have been earned, accrued or received by the Company on or before Completion;

(b)any Event which occurred or is deemed for Tax purposes to have occurred in relation to the Company before Completion;

(c)the 2010 Reorganisation;

(d)the Pre-Completion Reorganisation;

1.2Exclusions

The covenant in paragraph 1.1 above shall not cover any Tax Liability to the extent that:

(a)a provision or reserve in respect of the Tax Liability has been made or the liability is otherwise taken into account, or its actual or assumed payment or discharge is taken into account in the Completion Statement ,  the Accounts or is otherwise taken into account in the determination of the Price;

(b)the liability is (i) interest arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Seller has made a payment of an amount in respect of that liability to Tax or (ii) a penalty or fine incurred after Completion in connection with such an amount;

(c)it arises as a result of any Event or Events occurring after Completion or in respect of any profits earned after Completion;

(d)it would not have arisen (or would have been reduced) but for a voluntary act or omission carried out or effected by a member of the Purchaser's Group after Completion outside the ordinary course of business of the Company otherwise than any act or omission undertaken pursuant to a legally binding obligation in existence at Completion or any act required by law or anything done at the request of the Seller;

(e)it arises as a consequence of any failure by a member of the Purchaser's Group to comply with any of their respective obligations under this schedule if an to the extent such failure materially impacts or will impact the Seller's position.

(f)it would not have arisen (or would have been reduced) but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after Completion (whether relating to Tax, the rate of Tax or otherwise) or any amendment to or the withdrawal of any practice previously published by a Tax Authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or;

2.Costs and Expenses

The covenant contained in this Schedule shall extend to all reasonable costs and expenses properly incurred by the Purchaser and/or the Company in connection with a claim reasonably and properly made under this Schedule.

3.No Double Recovery

The Purchaser shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Purchaser and/or the Company has already been or will be compensated in respect of such claim pursuant to the Agreement.

4.Withholdings, compensation for claims

4.1All sums payable by the Covenantor under this Schedule shall be paid free and clear of all deduction, withholdings, set-offs or counterclaims unless a deduction or withholding is required by Law in which event the Covenantor shall pay such additional amount (taking into account any Tax payable in respect of such additional amount) as shall be required to ensure that the net amount received by the Purchaser under this Schedule will equal the full amount that would have been received by it had no such deduction or withholding been required to be made.

4.2Any payment pursuant to this Schedule shall for tax purposes be made as an adjustment of the Price. If any payment pursuant to this Schedule forms part of the Purchaser’s or the Company’s taxable profit (or reduces its or the Company’s Tax losses) the Seller shall pay to the Purchaser or the Company such additional amount (taking into account any Tax payable in respect of such additional amount) as shall be required to ensure that the net amount received by the Purchaser or the Company under this Schedule will equal the full amount that would have been received by it had the payment not formed part of the Purchaser’s or the Company’s taxable profit (or reduced its Tax losses).

5.Notification of claims and conduct of disputes

5.1Notification of claims

If the Purchaser or the Company becomes aware of any Tax Claim relevant for the purposes of this Schedule, the Purchaser shall give notice to the Seller of that Tax Claim (including full details of such Tax Claim, the due date for any payment and the time limits for any appeal, and the amount of the claim under this Schedule in respect thereof) as soon as reasonably possible (and, where the Tax Claim is a notice of assessment, within 15 days of its issue by the relevant Tax Authority) and shall take (or procure that the Company shall take) such action as the Seller may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Tax Claim and any adjudication in respect thereof subject to the Seller having agreed to indemnify and secure the Purchaser and the Company to their reasonable satisfaction against all costs, expenses, damages, losses and additional tax that are or may be thereby incurred.

5.2No action without Seller consent

The Purchaser shall procure that no Tax Claim in respect of which the Seller could be required to make a payment under this Schedule or any issue relating thereto is settled or otherwise compromised without the Seller prior written consent, such consent not to be unreasonably withheld, provided that if the Seller do not request the Purchaser to take any appropriate action within 15 Business Days of notice to the Seller, the Purchaser shall be free to satisfy or settle the relevant Tax Liability on such terms as it may reasonably think fit.

5.3No prejudicial action

The Seller shall not be entitled to require the Purchaser or the Company to make any settlement or compromise of any Tax Claim in respect of which the Seller may be liable under this Schedule or agree any matter in the conduct of such a Tax Claim which is likely materially to affect the amount or future liability of the Company or of the Purchaser to Tax or otherwise result in material prejudice to any of their future Tax affairs.

5.4Fraud etc

If the Seller or the Company shall have committed acts or omissions which constitute fraud or wilful default in relation to the Company prior to Completion the rights of the Seller set out in paragraph 5.2 in respect of the conduct of the Tax Claim shall not apply.

6.Due Date of Payment and Interest

6.1Amounts payable in respect of an A Liability

The Seller shall pay to the Purchaser any amount payable under this Schedule in respect of an A Liability on or before the date which is the later of the date 10 Business Days after demand is made therefor by the Purchaser and three Business Days before which the Tax in question becomes recoverable by the Tax Authority demanding the same provided that, if the date on which the Tax can be recovered is deferred following application to the relevant Tax Authority, the date for payment by the Seller shall be such later date when the amount of Tax is finally and conclusively determined.

6.2Amounts payable in respect of a B Liability

The Seller shall pay to the Purchaser any amount claimed under this Schedule in respect of a B Liability on or before the date which is the later of the date 10 Business Days after demand is made therefor by the Purchaser and three Business Days before which the Tax would have been recoverable by the Tax Authority but for the application of the relevant relief.

6.3Amounts payable in respect of a C Liability or a D Liability

The Seller shall pay to the Purchaser any amount claimed under this Schedule in respect of a C Liability or a D Liability or an amount claimed under paragraph 2 of this Part 3: of this Schedule 9 on or before the date which is 10 Business Days after demand is made therefor by the Purchaser to the Seller accompanied by satisfactory evidence that the relevant loss or cost has been incurred.

7.Amount of a liability to Taxation

The amount of a Tax Liability in respect of which the Seller becomes liable to pay an amount to the Purchaser or the Company under paragraph 1 of this Schedule shall be as follows:

(a)in the case of an A Liability the amount of the Tax Liability;

(b)in the case of a B Liability the amount of Tax saved as a consequence of the application of the relief;

(c)in the case of a C Liability the amount of the repayment which would otherwise have been obtained or the amount by which such repayment is reduced, as the case may be;

(d)in the case of a D Liability the amount of Tax which would have been saved had such relief been available on the assumption that the Company’s profits or Tax are such that the relief could have been fully utilised in computing such profits or Tax.

8.Tax affairs

8.1Seller to agree Tax Computations

The Seller or its duly authorised agents or advisers shall, at the expense of the Seller, prepare, submit and agree the corporation tax computations and returns of the Company (“Tax Computations”) for its accounting period ended on or before the Completion Date (“Relevant Accounting Period(s)”).

8.2Delivery of information for comment

The Seller shall deliver to the Purchaser for comments any Tax Computation, return, document or correspondence and details of any information or proposal (“Relevant Information”) which it intends to submit to the relevant Tax Authority before submission to the relevant Tax Authority and, subject to paragraph 8.3 shall take account of the reasonable comments of the Purchaser and make such amendments to the Relevant Information as the Purchaser may require prior to its submission to the relevant Tax Authority, unless such amendments would materially impact the Covenantor's position.

8.3Non-submission of information

The Seller shall not and shall procure that no other person shall submit to the relevant Tax Authority any Relevant Information or agree any matter with the relevant Tax Authority where the Purchaser has notified the Seller that it reasonably considers that such Relevant Information or matter is not true, accurate and lawful in all respects.

8.4Delivery of correspondence

The Seller shall deliver to the Purchaser copies of any correspondence sent to, or received from, the relevant Tax Authority relating to the Tax Computations and shall keep the Purchasers fully informed of its actions under this paragraph 8.

8.5Assistance by the Company

Subject to paragraphs 8.2 to 8.4, the Purchaser shall or shall procure that:

(a)the Company properly authorises and signs the Tax Computations;

(b)the Company provides to the Seller such information and assistance, including without limitation such access to its books, accounts and records which may reasonably be required to prepare, submit negotiate and agree the Tax Computations; and

(c)any correspondence which relates to the Tax Computations shall, if received by the Purchaser or the Company or its agents or advisers be copied to the Seller.

provided that in respect of any matter which gives or may give the Purchaser a right to make a Tax Claim, the provisions of paragraph 4, with respect to appeals and the conduct of disputes shall apply instead of the provisions of this paragraph 8 and provided further that the Purchaser shall not be obliged to procure that the Company makes any election, claim or surrender or provides any notice or withdraws or amends any election, claim, surrender or notice unless such making, provision, withdrawal or amendment was taken into account in the accounts for the period to which such action relates.

9.Illegality

If any provision of this Schedule shall be held to be illegal, void, invalid or unenforceable under the Laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Schedule in that jurisdiction shall not be affected and the legality, validity and enforceability of the whole of this Schedule in any other jurisdiction shall not be affected.

10.Limitations

10.1The limitations referred to in Schedule 7 with respect to any claim by the Purchaser under this Agreement shall mutatis mutandis apply with respect to the Tax Warranties.

For and on behalf of SUNNINGDALE CORPORATION LIMITED

/s/ Frank Van Wezel
By:	Frank Van Wezel	By:
Title:		Title:
Date:		Date:

For and on behalf of IRENE ACQUISITION COMPANY B.V.

/s/ N.A. Bollen and N. Meijer		/s/ Henry Stupp
By:	N.A. Bollen and N. Meijer	By:	Henry Stupp
Title:	Directors	Title:	Director
Date:		Date:

For and on behalf of CHEROKEE, INC.

/s/ Henry Stupp
By:	Henry Stupp	By:
Title:	Chief Executive Officer	Title:
Date:		Date: